UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Informatica Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INFORMATICA INC. 2100 SEAPORT BLVD REDWOOD CITY, CALIFORNIA 94063
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held at 8:30 am Pacific Time on Tuesday, June 14, 2022
Dear Stockholders of Informatica Inc.:
We cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Informatica Inc., a Delaware corporation, to be held on June 14, 2022 at 8:30 am Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/INFA2022, where you will be able to listen to the meeting live, submit questions, and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class I directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
3.To approve, on an advisory basis, the compensation of our named executive officers;
4.To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 18, 2022 as the record date for the Annual Meeting. Stockholders of record on April 18, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
By order of the Board of Directors:
Amit Walia
Chief Executive Officer, and Director
Redwood City, California
April 26, 2022

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

GENERAL INFORMATION
INFORMATICA INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
to be held at 8:30 am Pacific Time on Tuesday, June 14, 2022
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Informatica Inc., a Delaware corporation, and any postponements, adjournments, or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 14, 2022 at 8:30 am Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/INFA2022, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 26, 2022 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2021 annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•the election of three Class I directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•a proposal to approve, on an advisory basis, the compensation of our named executive officers;
•a proposal to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of the Class I director nominees named in this proxy statement;
•“FOR” the ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•To hold future stockholder advisory votes on the compensation of our named executive officers every one year.
How many votes are needed for approval of each proposal?
Proposal No. 1: Each director is elected by a plurality of the votes cast with respect to the election of directors at the Annual Meeting. A plurality of votes cast means that the director nominees with the greatest number of votes cast “For”, even if less than a majority, will be elected. You may (1) vote "For" the election of all of the director nominees named herein, (2) "Withhold" authority to vote for all such director nominees or (3) vote "For" all such director nominees other than any nominees with respect to whom the vote is specifically "Withheld" by indicating in the space provided on the proxy. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted "For" a particular nominee, whether as a result of choosing to "Withhold" authority to vote or a broker non-vote will have no effect on the outcome of the election. For more information, see “Proposal No. 1: Election of Directors—Vote Required.”
Proposal No. 2: The ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2022, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
Proposal No. 4: For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. If you “Abstain” from voting on this proposal, it will have no effect on the outcome. Broker non-votes also will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

Who is entitled to vote?
Stockholders of record as of the close of business on April 18, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 235,862,257 shares of our Class A common stock outstanding, 44,049,523 shares of our Class B-1 common stock outstanding and 44,049,523 shares of our Class B-2 common stock outstanding. Holders of our Class A common stock are entitled to vote on all matters described in this proxy statement for which your vote is being solicited. Holders of our Class B-1 common stock are entitled to vote on all matters described in this proxy statement for which your vote is being solicited, except for Proposal 1, the election of the three director nominees named in the proxy statement as Class I directors of the Company. Holders of Class B-2 common stock are entitled to vote only on Proposal 1, the election of the three director nominees named in the proxy statement as Class I directors of the Company. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock, Class B-1 common stock and Class B-2 common stock is entitled to one vote per share. Our Class A common stock Class B-1 common stock and Class B-2 common stock are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 13, 2022 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 13, 2022 (have your Notice or proxy card in hand when you call);

•by mail by completing, signing, dating and mailing your proxy card (if you received printed proxy materials) to be received before the scheduled start of the Annual Meeting; or
•by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/INFA2022, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will generally have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by entering a new vote by Internet or by telephone; completing and returning a later-dated proxy card; notifying the Corporate Secretary of Informatica Inc., in writing, at Informatica Inc., 2100 Seaport Boulevard, Redwood City, CA 94063; or attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/INFA2022. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 8:30 am Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 am Pacific Time, and you should allow ample time for the check-in procedures.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Eric Brown and Bradford Lewis have been designated as proxy holders by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 26, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
Informatica Inc.
Attention: Corporate Secretary
2100 Seaport Boulevard
Redwood City, California 94063
(650) 385-5000
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 27, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Informatica Inc.
Attention: Corporate Secretary
2100 Seaport Boulevard
Redwood City, California 94063
(650) 385-5000
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than February 14, 2023; and
•not later than March 16, 2023.
In the event that we hold the 2023 annual meeting of stockholders more than 25 days before or more than 25 days after the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2023 annual meeting of stockholders and no later than the close of business on the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.
If a stockholder who has notified us of their intention to present a proposal at an annual meeting of stockholders does not appear to present their proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation or Nomination of Director Candidates
Holders who comply with the procedures required by our amended and restated bylaws may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. As of March 31, 2022, our board of directors consisted of ten directors, four of whom qualified as “independent” under the listing standards of the New York Stock Exchange (“NYSE”). We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until the end of such director’s three-year term and the election and qualification of their successor, or their earlier death, resignation, or removal.
The following table sets forth the names, ages as of March 31, 2022, and certain other information for each of the directors with terms expiring at the Annual Meeting (each of whom is also a nominee for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

Director with Term expiring at the Annual Meeting/Nominee(1)	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Amit Walia	I	50	Chief Executive Officer, and Director	2020	2022	2025
Bruce Chizen(2)	I	66	Chair	2015	2022	2025
Elizabeth Rafael(3)	I	60	Director	2021	2022	2025

Continuing Directors
Janice Chaffin(3)	II	67	Director	2019	2023
Gerald Held	II	74	Director	2008	2023
Ryan Lanpher(4)	II	37	Director	2015	2023
Austin Locke(2)(3)	II	40	Director	2019	2023
Brian Ruder(2)	III	49	Director	2015	2024
Jill Ward(4)	III	61	Director	2021	2024
(1)Table above reflects the current board of directors and respective committee appointments. Geoff McKay served on our board of directors and as a member of our compensation committee until his resignation on April 14, 2022. Mr. McKay's resignation as a director was to focus on other commitments and was not the result of any disagreements with the Company on any matter relating to the Company's operations, policies or practices. The board of directors appointed Austin Locke to serve on the compensation committee effective April 15, 2022.
(2)Member of our compensation committee.
(3)Member of our audit committee.
(4)Member of our nominating and corporate governance committee.

Nominees for Director
Amit Walia. Mr. Walia has served as our Chief Executive Officer since January 2020 and as a member of our board of directors since January 2020. Prior to serving as our Chief Executive Officer, Mr. Walia served in various roles at Informatica since October 2013, most recently as President, Products and Marketing. Mr. Walia holds a B.Tech. from the Indian Institute of Technology, Varanasi, India, and an M.B.A. from the Kellogg School of Management, Northwestern University.
Mr. Walia provides to our board of directors the perspective, experience and operational expertise in our business that he has developed as our Chief Executive Officer.
Bruce Chizen. Mr. Chizen has served as a member of our board of directors since August 2015, Mr. Chizen previously served as the Executive Chairman of our board of directors from January 2016 through October 2021, and has continued to serve as the chair of our board of directors since stepping down from his role as Executive Chairman. Mr. Chizen also served as a special advisor from August 2015 through October 2021. Mr. Chizen is currently an independent consultant and has served as a Senior Adviser to Permira Advisers LLP, a private equity firm, since July 2008, an Operating Partner for Permira Growth Opportunities since June 2018, and as a Venture Partner at Voyager Capital, a venture capital firm, since August 2009. Mr. Chizen has served on the boards of directors of Oracle Corporation, a computer technology company, since July 2008, Chargepoint Holdings, Inc., an electric vehicle infrastructure company, since December 2014 and Synopsys, Inc. an electronic design automation company, since April 2001. Mr. Chizen holds a B.S. in Health Sciences from Brooklyn College, City University of New York.
Mr. Chizen provides to our board of directors the benefits of his significant expertise in the management of complex global organizations.
Elizabeth Rafael. Ms. Rafael has served as a member of our board of directors since July 2021. Ms. Rafael was most recently the Chief Transformation Officer at GoDaddy Inc., a web hosting company, from May 2018 to November 2019. Prior to that she completed a five-year tenure at Apple as Vice President and Corporate Controller and Principal Accounting Executive, retiring in October 2012. Ms. Rafael also had a successful career at Cisco Systems, a networking technology company, where she was Vice President, Corporate Finance and served as Vice President, Corporate Controller and Principal Accounting Officer. She was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a communications software company; the Senior Vice-President and CFO of Escalate, Inc. and has held senior leadership positions at Silicon Graphics (SGI) and Sun Microsystems. Ms. Rafael serves on the boards of directors of Autodesk, Inc., a design software company, since March 2013; and Kinaxis, Inc., a supply chain management company, since February 2020. Ms. Rafael served on the board of directors of Proofpoint, Inc., an enterprise security technology company, from February 2021 until its acquisition by Thoma Bravo in August 2021. Ms. Rafael graduated magna cum laude from Santa Clara University with a B.S.C. degree in Accounting and sat on the Santa Clara Board of Trustees from October 2012 through 2018.
Ms. Rafael provides to our board of directors the benefits of her extensive financial experience and her experience advising technology companies.
Continuing Directors
Janice Chaffin. Ms. Chaffin has served as a member of our board of directors since October 2019. Ms. Chaffin previously served in various roles at Symantec, a cybersecurity software and services company, from May 2003 to March 2013, most recently serving as Group President, Consumer Business. Ms. Chaffin has served on the boards of directors of Synopsys, an electronic design automation company, since December 2014 and PTC, a computer software company since August 2013. Ms. Chaffin holds a B.A. in Political Science from University of California, San Diego, and an M.B.A. from UCLA where she was an Edward W. Carter Fellow.

Ms. Chaffin was selected to our board of directors because of her extensive enterprise software market experience.
Gerald Held. Dr. Held has served as a member of our board of directors since November 2008. Since January 1999, Dr. Held has been the Chief Executive Officer of Held Consulting Group, a strategic consulting firm. Dr. Held has served as a member of the board of directors of NetApp, a data management company, since December 2009, and currently serves on the boards of director for several private companies. Dr. Held holds a B.S. in Electrical Engineering from Purdue University, an M.S. in Systems Engineering from the University of Pennsylvania and a Ph.D. in Computer Science from University of California, Berkeley.
Dr. Held was selected to our board of directors because of his experience in developing, managing and advising technology organizations especially in the field of data management.
 Ryan Lanpher. Mr. Lanpher has served as a member of our board of directors since August 2015. Mr. Lanpher is a Partner at Permira, which he joined in January 2009. Mr. Lanpher is currently a member of the boards of directors of various private companies. Mr. Lanpher holds a B.A. in International Studies from John Hopkins University and an M.B.A. from the Stanford Graduate School of Business.
Mr. Lanpher was selected to our board of directors because he possesses particular knowledge and expertise in technology investing.
Austin Locke. Mr. Locke has served as a member of our board of directors since December 2019. Mr. Locke is a Managing Director with CPP Investments, an asset management company, which he joined in May 2014. Mr. Locke leads the North American technology investing efforts in the Direct Private Equity group of CPP Investments. Mr. Locke holds a B.S. in Analytical Finance from Wake Forest University and an M.B.A. from the University of Chicago Booth School of Business.
Mr. Locke was selected to our board of directors because of his extensive experience with corporate finance, corporate strategy, and private equity investments, as well as his experience working with other technology and software companies.
Brian Ruder. Mr. Ruder has served as a member of our board of directors since August 2015. Mr. Ruder joined Permira in November 2008 and currently serves as co-head of Permira’s Technology investing sector, as a member of Permira’s Executive Committee, and as co-chair of the Permira VII Investment Committee. Mr. Ruder has served on the board of directors of LegalZoom, inc., an online legal technology company, since April 2014. Mr. Ruder also serves on the board of various private companies. Mr. Ruder holds a B.A. in Mathematics and Philosophy from Harvard University and an M.B.A. from Harvard Business School.
Mr. Ruder was selected to our board of directors because of his extensive financial experience and his experience advising technology companies.
Jill Ward. Ms. Ward has served on our board of directors since May 2021. From October 2018 to February 2020, Ms. Ward served as an Operating Partner of Lead Edge Capital, a growth equity investment firm. Ms. Ward has served as a member of the board of directors of Dynatrace, Inc., a software intelligence platform company, since September 2019 and as a member of the board of directors of HubSpot, Inc., a cloud-based customer relationship management (CRM) platform company, since October 2017. Ms. Ward previously served as a member of the board of directors of Carbon Black, Inc., a cloud security company, from December 2018 until its acquisition by VMware, Inc., a cloud computing and infrastructure company, in October 2019. She served as president and chief operating officer of Fleetmatics Group PLC, a SaaS fleet management company from April 2015 until its acquisition by Verizon Communications Inc., a telecommunications company, in November 2016. Ms. Ward previously served in various roles at Intuit, a financial software company, from 2001 to 2014, most recently serving as Senior Vice President and General Manager. Ms. Ward holds a B.A. from Wellesley College, and an M.B.A. from the Tuck School of Business at Dartmouth College.

Ms. Ward was selected to our board of directors due to her business experience and her overall knowledge of the technology industry.
Director Independence
Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under NYSE listing standards, a director will only qualify as an “independent director” if the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). However, under the rules of the NYSE, a controlled company does not need its board of directors to have a majority of independent directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we will remain subject to the rules of the NYSE, which require us to have an audit committee composed entirely of independent directors. Under these rules, assuming a three-member audit committee, we must have at least three independent directors on our audit committee within one year of the listing date. If at any time we cease to be a controlled company, we will take all action necessary to comply with the rules of the NYSE, including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to any permitted “phase-in” period.
Our board of directors has assessed the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Janice Chaffin, Gerald Held, Elizabeth Rafael, and Jill Ward do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Stockholder Agreement
We have entered into a stockholder agreement with investment funds or other entities affiliated with Permira Funds (“Permira”) and the Canada Pension Plan Investment Board (“CPP Investments”, together with Permira, the “Sponsors”) that governs certain nomination rights with respect to our board of directors. Under the stockholder agreement we are required to take all necessary action to cause the board of directors to include individuals designated by Permira and CPP Investments in the slate of nominees recommended by the board of directors for elections by our stockholders, as follows:
•For so long as Permira owns 20% of the aggregate shares of our Class A and Class B-1 common stock held by Permira on October 26, 2021, Permira will be entitled to designate two individuals for nomination;
•For so long as Permira owns less than 20% but at least 10% of the aggregate shares of our Class A and Class B-1 common stock held by Permira on October 26, 2021, Permira will be entitled to designate one individual for nomination;

•For so long as CPP Investments owns 20% of the aggregate shares of our Class A and Class B-1 common stock held by CPP Investments on October 26, 2021, CPP Investments will be entitled to designate two individuals for nomination;
•For so long as CPP Investments owns less than 20% but at least 10% of the aggregate shares of our Class A and Class B-1 common stock held by CPP Investments on October 26, 2021, CPP Investments will be entitled to designate one individual for nomination;
•For so long as Permira and CPP Investments together have the right to designate an aggregate of four individuals for nomination, Permira and CPP Investments will have the right to jointly designate one additional individual for nomination.

Permira and CPP Investments will also have the exclusive right to remove their respective designees and to fill vacancies created by the removal or resignation of their designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of Permira and CPP Investments as applicable.

Board Leadership Structure
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. All of our committees comply with all applicable requirements of the NYSE and SEC rules and regulations, as applicable. Each committee’s charter is available on our website at investors.informatica.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this proxy statement.
Pursuant to the terms of our stockholders agreement, Permira and CPP Investments each have the right to appoint a director to serve on each of our board committees (other than our audit committee), for so long as Permira or CPP Investments, as applicable, has the right to designate at least one director for nomination, subject to applicable laws and NYSE regulations.
Board Meetings and Committees
During our fiscal year ended December 31, 2021, our board of directors held 5 meetings (including regularly scheduled and special meetings). During this period, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. The number of meetings and attendance refers to meetings of our board of directors after the date that the Company was incorporated in June 2021.
Directors are expected to attend each meeting (and, in no event, fewer than 75% of the meetings), to invest the time and effort to understand the Company’s business and financial strategies and challenges. This Annual Meeting will be our first annual meeting of stockholders since becoming a public company. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend.
The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Elizabeth Rafael, Janice Chaffin and Austin Locke, with Elizabeth Rafael serving as Chair. Elizabeth Rafael and Janice Chaffin meet the requirements for independence under the listing standards of the SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that Elizabeth Rafael is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”). Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•    reviewing and discussing the scope and results of audits with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•    reviewing our financial statements and our critical accounting policies and estimates;
•    reviewing the adequacy and effectiveness of our internal controls;
•    developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;
•    overseeing our policies on risk assessment and risk management;
•    overseeing compliance with our code of business conduct and ethics;
•    reviewing related party transactions; and
•    pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
No member of our audit committee may serve on the audit committee of more than three public companies, including Informatica, unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee and we disclose such determination in accordance with the listing standards of the NYSE. Our board of directors considered Ms. Rafael’s simultaneous service on the audit committees of Informatica and three other public companies during 2021 and determined that such simultaneous service did not impair her ability to effectively serve as a member and chairperson of our audit committee.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our audit committee is available on our website at investors.informatica.com. During 2021, our audit committee held 2 meetings following the incorporation of the Company in June 2021.
Compensation Committee
Our compensation committee consists of Brian Ruder, Bruce Chizen and Austin Locke with Brian Ruder serving as Chair. Geoff McKay served on our compensation committee until his resignation from our board of directors on April 14, 2022. Mr. Locke was appointed to our compensation committee effective April 15, 2022. Our compensation committee is responsible for, among other things:
•    reviewing and approving or recommending for approval to our board of directors the compensation of our CEO;
•    in consultation with the CEO, review at least annually and approve or recommend for approval to the board of directors, the compensation of our executive officers other than the CEO;
•    administering our equity compensation plans;
•    reviewing and approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;
•    establishing and reviewing general policies relating to compensation and benefits of our employees; and
•    making recommendations regarding non-employee director compensation to our full board of directors
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our compensation committee is available on our website at investors.informatica.com. During 2021, our compensation committee held 6 meetings following the incorporation of the Company in June 2021.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Jill Ward and Ryan Lanpher, with Jill Ward serving as Chair. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•evaluating the performance of our board of directors and of individual directors;
•    considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•    reviewing developments in corporate governance practices;
•    evaluating the adequacy of our corporate governance practices and reporting;
•    developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;
•    contributing to succession planning; and
•    reviewing actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our audit committee.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our nominating and corporate governance committee is available on our website at investors.informatica.com. Our nominating and corporate governance committee did not hold meetings during 2021.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for reviewing with the board of directors the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Our nominating and corporate governance committee uses a variety of methods to identify and evaluate director nominees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board of directors and skills that are complementary to the board of directors, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board or directors and the current composition, organization and governance of the board of directors and its committees.

Our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints.
Our nominating and corporate governance committee also considers the above and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, including incumbent directors, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter us, attention of the Corporate Secretary, at 2100 Seaport Boulevard, Redwood City, CA 94063. Such recommendations must include the candidate’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person; such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected; and any other information required by our amended and restated bylaws.
To be timely for the 2023 annual meeting of stockholders, nominations must be received by our Corporate Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our Chief Legal Officer, Chief Financial Officer or Legal Department at Informatica Inc. 2100 Seaport Boulevard, Redwood City, CA 94063. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker, bank or nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
The Company’s Chief Legal Officer, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (i) are solicitations for products and services, (ii) relate to matters of a personal nature not relevant for the Company’s stockholders to act on or for the board of directors to consider and (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors or the Company, including without limitation, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. If appropriate, the Company’s Chief Legal Officer, Chief Financial Officer or Legal Department will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the board of directors or the lead independent director (if one is appointed) if the chairperson of the board is not independent.
The Company’s Chief Legal Officer, Chief Financial Officer, or Legal Department may decide in the exercise of their judgement whether a response to any communication is necessary and shall provide a report to the nominating and corporate governance committee on a quarterly basis of any communications received to which the Chief Legal Officer, Chief Financial Officer or Legal Department has responded.
These policies and procedures for communications with the non-management directors are administered by the nominating and corporate governance committee. These policies and procedures do not apply to (i) communications to directors from officers or directors of the Company who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” described above in this proxy statement.
Corporate Governance Guidelines and Code of Business Conduct
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct is posted on our website at investors.informatica.com. We will disclose any amendments to our Code of Business Conduct or any waivers of the requirements of our Code of Business Conduct for directors and executive officers on the same website or in filings under the Exchange Act.
Sustainability and Corporate Citizenship
Our board of directors and executive management recognize the importance of operating with sustainability and corporate responsibility in mind and in our actions. While the operations of a software company might not have a large environmental impact, we have many great opportunities to advance a variety of sustainability and corporate responsibility goals to support our long-term business growth, value creation and communities worldwide. With our commitment to corporate citizenship woven into our corporate culture, we are on a clear path to continuously enhance our contribution to sustainable development for the benefit of all of our stakeholders.
Diversity, Equity and Inclusion
We have a well-developed corporate culture that celebrates and promotes the building of a diverse and inclusive workforce. Our Inclusion, Diversity, Equality and Belonging (IDEB) program is strongly supported by our board of directors, CEO and the rest of executive management. We view this as a journey together to constantly build an empathetic and inclusive environment. We also view this as a daily commitment by each employee and partner to actively look for ways to incorporate our IDEB values in every aspect of our work.
Our IDEB Steering Committee helps drive our IDEB goals and strategies throughout the Company. We also have a variety of internal Communities of Belonging that help champion continual positive change in specific functions and localities, as well as cross-functional Employee Inclusion Groups that are dedicated to the realization of our IDEB goals and outcomes. Our progress in these areas is reported to the Company’s executive committee and its board of directors. The gender diversity of our board of directors, comprising of 30% women, is also a reflection of the value we place on having a diversity of backgrounds and experiences at every level.
Our new employees learn about IDEB from our onboarding teams and are impressed by its importance to our culture and the role that each employee plays. Managers and others receive ongoing training to uphold these principles. Our IDEB newsletters help reinforce and sustain progress in maintaining our IDEB values. We also have regular Awareness, Allyship and Action forums where employees across all functions and geographies create safe spaces to talk about a variety of pertinent subjects at work and outside of work. Our regular cultural celebrations are highly visible in the Company and are an important source for the appreciation of our differences and for learning about each other.
Data Privacy and Data Security
As a global leader in data management, we are keenly aware of the need to manage risks relating to the collection, storage, transmission and use of proprietary information and personal data in our own operations and to support our customers’ responsible handling and use of data.
To succeed in our business and fulfill our corporate values, we are focused on trustworthiness in our protection of information and in how we use information that is available to us. One example of this commitment is our specialized, multi-disciplinary team that oversees our information security and privacy practices. Our Global Security Office (GSO) supports every aspect of our business and offers a range of services to help ensure the security of our information and technology resources. Our Chief Privacy Officer, as part of our legal team, works to ensure our compliance with privacy laws and contractual commitments globally. These two teams working together provide specific internal support and leadership for privacy protection, product security, data governance, managing privacy regulation and security concerns, business continuity and disaster recovery, enterprise security risk and supplier trust.
With oversight and guidance provided by top management and cross-functional leadership teams, our management of information security and privacy continually refines our practices to address emerging security risks, changes in privacy regulations and stakeholder expectations. This is backed by regular training to support compliance with our information security and privacy policies, which are also regularly reviewed and updated.
Energy Management
We value energy efficiency and recognize the importance of addressing climate change. We utilize a variety of state-of-the-art technologies to reduce our power consumption and to maintain efficient environmental controls in the headquarters buildings that we own.
Our regular vendor assessments include a review of higher-risk suppliers, particularly for our leased data centers, whose energy usage may be an important aspect in the supply of their products or services.
When we select or improve office space, we focus on ensuring not only that we have facilities that meet our operational needs, but also that appropriately manage our impact on the environment as we take into account the local and global benefits of following green building principles. These values are an integral part of our facilities management, and our larger sites benefit from the control that we can exercise in implementing our goals.
Business Ethics
We are proud of the culture of compliance, ethics and integrity that we have established. We are committed to maintaining the highest level of professional and ethical standards in the conduct of our business around the world. We also greatly appreciate that our reputation for integrity and fair dealing is an important component of our success and the personal satisfaction of our employees and our customers. This includes our dedication to fair competition and fair business practices.

We see our compliance with international and domestic anti-corruption laws to be a floor, not a ceiling, for our business ethics. In addition to our internal compliance and ethics training and reviews, we have procedures for conducting due diligence on our partners, suppliers and other third parties that can present a risk to our business ethics standards. Our whistleblower policies and procedures encourage transparency, facilitate confidentiality, and provide multiple avenues for employees and non-employees to submit concerns that may impact our integrity.
The practice of our business ethics is well-supported by our Corporate Compliance Programs Committee which is comprised of a cross-functional group of senior executives and managers who meet regularly to review a broad range of business ethics and compliance initiatives to ensure continuous improvement. This includes reviews of policies, training programs, reported concerns, and support in identifying opportunities for remediation. Our culture of business ethics is also reinforced by our ethical tone-at-the-top through clear policies such as our Code of Business Conduct, regular compliance training for our employees, clear messaging from our executives, enforcement of company policies and oversight by our board of directors.
Volunteering and Youth Education
We support youth education and give back to communities. Our internship programs support a variety of educational opportunities. We recruit from local schools and run a wide variety of giving and community support programs, including global hunger relief drives, fundraisers and disaster relief efforts. Our corporate community feels the importance of being active supporters of the people around us – to be involved and to stay involved.
For example, we are especially proud of our sustained dedication to our Informatica Next 25 initiative in which we are helping 25 middle school students prepare for careers in science, technology, engineering and math. To mark our 25th year in business, in 2018 we partnered with The Public Education Foundation (PEF) to select 25 underrepresented students to help in their educational achievement from middle school through high school graduation with academic support, one-on-one student engagement, family involvement, and other activities to help inspire their development and close any opportunity and access gaps. The Informatica Next 25 initiative is part of our commitment to be a responsible member of communities globally.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our board of directors regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board of directors also receives regular reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions.
In addition, our board of directors has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance. Our audit committee also, among other things, discusses with management, the internal auditors, and the independent auditor guidelines and policies with respect to risk assessment and risk management, as well as potential conflicts of interest. The audit committee further oversees our initiatives related to cybersecurity, including prevention and monitoring. Our compensation committee assesses risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and evaluates policies and practices that could mitigate such risks. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the board.
Our board of director believes its current leadership structure supports the risk oversight function of the board.

Director Compensation
In October 2021, our board of directors adopted, and our stockholders approved, an Outside Director Compensation Policy (the “Director Compensation Policy”) for our non-employee directors that became effective on the date of the effectiveness of our registration statement filed in connection with our initial public offering. The Director Compensation Policy was developed with input from our independent compensation consultant, Compensia, regarding practices and compensation levels at the same group of peer companies used for executive compensation comparisons and is intended to attract, retain, and reward non-employee directors. Additional information on the peer group can be found in the section titled “Executive Compensation—Compensation Discussion & Analysis—Executive Compensation Elements—Role of Peer Group and Market Data.”
Under the Director Compensation Policy, each non-employee director will receive the cash and equity compensation for board services described below. We also will reimburse our non-employee directors, including the non-compensated directors, for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committee and other expenses.
Maximum Annual Compensation Limit
The Director Compensation Policy provides that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $750,000 (with the value of equity awards based on its grant date fair value determined in accordance with U.S. generally accepted accounting principles (“GAAP”) for purposes of this limit), with such limit increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services as consultant (other than a non-employee director) or as executive chair of the board of directors will not count toward this annual limit.
Non-Compensated Director
Under the Director Compensation Policy, any non-compensated director will not receive any cash compensation or equity awards. A non-compensated director generally means any individual who is a current employee or general partner of an entity or institutional stockholder that holds (or serves as the adviser to the entity that holds) at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis. A non-employee director who is not classified as a non-compensated director will become a non-compensated director by virtue of the entity or institutional stockholder for which the non-employee director is a current employee or general partner becoming a major investor. A non-compensated director will no longer be classified as a non-compensated director only in the event that (i) the applicable entity or institutional stockholder ceases to be a major investor and (ii) on or after the date that the event in subclause (i) occurs, either (A) the director offers to resign and the board of directors rejects such resignation or (B) the director is reelected as a director by the Company’s stockholders. In addition, any executive chair of the board of directors will not receive any cash compensation or equity awards under our Director Compensation Policy while serving in such role.
Cash Compensation
Under our Director Compensation Policy, each non-employee director is paid an annual cash retainer of $55,000, which is paid quarterly in arrears on a prorated basis.
Under the policy, each non-employee director will be eligible to earn additional annual cash compensation for their additional services as follows:
•$100,000 per year for service as board chair;
•$25,000 per year for service as a chair of the audit committee;

•$12,500 per year for service as member of the audit committee;
•$20,000 per year for service as chair of the compensation committee;
•$10,000 per year for service as a member of the compensation committee;
•$15,000 per year for service as chair of the nominating and corporate governance committee; and
•$7,500 per year for service as a member of the nominating and corporate governance committee.
For clarity, there are no per-meeting fees for attending board of directors or committee meetings. Cash compensation is paid quarterly in arrears on a prorated basis.
Equity Compensation
Initial Award. Pursuant to the Director Compensation Policy, each person who first becomes a non-employee director will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of restricted stock units (the “Initial Award”). The Initial Award will cover a number of shares of our Class A common stock having a value of $450,000 (rounded down to the nearest whole share), with “value” meaning the fair market value of the shares subject to an Initial Award (as determined in accordance with our 2021 Equity Incentive Plan on the date of grant. The Initial Award will be scheduled to vest in equal annual installments on each of the first three anniversaries of the Initial Award’s date of grant, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.
Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders, an annual award of restricted stock units (the “Annual Award”), except that, if an individual began service as a non-employee director less than six months prior to the date of such annual meeting, then such individual will not be eligible for an Annual Award with respect to such annual meeting. The Annual Award will cover a number of shares of our Class A common stock having a value of $225,000, or with respect to our Board Chair, a value of $325,000 (rounded down to the nearest whole share), with “value” meaning the fair market value of the shares subject to an Annual Award (as determined in accordance with our 2021 Equity Incentive Plan) on the date of grant. Each Annual Award will be scheduled to vest as to all of the shares of our Class A common stock subject to such award on the earlier of (i) the one-year anniversary of the Annual Award’s grant date or (ii) the date of the next annual meeting following the grant date of the Annual Award, subject to continued services to us through the applicable vesting date.
IPO Awards. On the third trading day immediately following the effective date of our registration statement related to our IPO, each non-employee director received an IPO award of restricted stock units (the “IPO Award”). The IPO Award covered a number of shares of our Class A common stock having a value of $225,000, or 7,585 shares, or with respect to our Board Chair, a value of $283,333 (rounded down to the nearest whole share), or 9,552 shares, with “value” meaning the fair market value of the shares subject to an IPO Award (as determined in accordance with our 2021 Equity Incentive Plan) on the date of grant. Each IPO Award will be scheduled to vest as to all of the shares of our Class A common stock subject to such award on the earlier of (i) the one-year anniversary of the IPO Award’s grant date or (ii) the date of the next annual meeting following the grant date of the IPO Award, subject to continued services to us through the applicable vesting date
Change in Control. In the event of our change in control (as defined in our 2021 Equity Incentive Plan), each non-employee director’s then outstanding equity awards covering shares of our common stock that were granted to him or her while a non-employee director will accelerate vesting in full, provided that he or she remains a non-employee director through the date of our change in control.

Other Award Terms. Each Initial Award, Annual Award, and IPO Award, will be granted under our 2021 Equity Incentive Plan (or its successor plan, as applicable) and form of award agreement under such plan.
Director Compensation Table for Fiscal Year 2021
The following table provides information regarding compensation of our non-executive officer directors for service as directors, for the year ended December 31, 2021. Directors who are also our employees receive no additional compensation for their service as directors. During 2021, our employee director, Mr. Walia, did not receive any compensation for his services as a director. See “Executive Compensation” for additional information regarding Mr. Walia’s compensation.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Bruce Chizen(4)	953,816	283,312	—	1,237,128
Janice Chaffin	135,428	224,971	—	360,399
Gerald Held	215,557	224,971	—	440,528
Ryan Lanpher	—	—	—	—
Austin Locke	—	—	—	—
Geoff McKay(5)	—	—	—	—
Elizabeth Rafael	33,532	224,971	358,360	616,863
Brian Ruder	—	—	—	—
Jill Ward	31,966	224,971	376,470	633,407
______________
(1)Represents a full year of the board of directors and committee chair cash compensation for Bruce Chizen, Janice Chaffin and Gerald Held and a partial year for Jill Ward, who joined the board of directors in May 2021 and Elizabeth Rafael, who joined the board of directors in July 2021.
(2)The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to the director in 2021, calculated in accordance with ASU No. 2016 09 “Compensation—Stock Compensation (Topic 718)” (“ASC 718”), disregarding forfeiture assumptions. These amounts do not reflect the actual economic value that may be realized by the non-executive officer directors, and there can be no assurance that these amounts will ever be realized by the non-executive officer directors. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(3)The amounts reported represent the aggregate grant-date fair value of the stock option awards awarded to the director in 2021, calculated in accordance with ASC 718, disregarding forfeiture assumptions. These amounts do not reflect the actual economic value that may be realized by the non-executive officer directors, and there can be no assurance that these amounts will ever be realized by the non-executive officer directors. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(4)In 2015, we entered into a board service agreement with Bruce Chizen as Executive Chairman of our board of directors. The agreement provided for an annual retainer of $525,000, and a target cash bonus opportunity of 115% of his annual retainer. For 2021, Mr. Chizen received a cash bonus of $494,592 as a pro rata amount of the target bonus amount in 2021. The board service agreement terminated upon the completion of the IPO.
(5)Mr. McKay resigned from our board of directors effective April 14, 2022.

The following table lists all outstanding equity awards held by our non-executive officer directors as of December 31, 2021:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options Unexercisable (#)	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bruce Chizen	11/1/2015	23,863	—	—	8.70	10/31/2025	—	—	—	—
	11/1/2015	130,000	—	—	10.00	10/31/2025	—	—	—	—
	11/1/2015	17,727	—	—	10.00	10/31/2025	—	—	—	—
	11/1/2015	175,000	—	—	8.70	10/31/2025	—	—	—	—
	1/24/2017(1)	—	—	198,863	8.70	1/23/2027	—	—	—	—
	3/1/2018(1)	—	—	56,818	8.70	2/29/2028	—	—	—	—
	3/1/2018	33,144	—	—	10.00	2/29/2028	—	—	—	—
	10/29/2021(2)	—	—	—	—	10/28/2031	9,552	283,312	—	—
Janice Chaffin	10/9/2019(3)	21,277	21,276	—	13.90	10/8/2029	—	—	—	—
	10/29/2021(2)	—	—	—	—	10/28/2031	7,585	224,971	—	—
Gerald Held	11/1/2015	55,319	—	—	10.00	10/31/2025	—	—	—	—
	11/1/2015	14,893	—	—	8.70	10/31/2025	—	—	—	—
	2/5/2016	82,978	—	—	10.00	2/3/2026	—	—	—	—
	2/5/2016	22,340	—	—	8.70	2/3/2026	—	—	—	—
	1/24/2017(1)	—	—	37,234	8.70	1/23/2027	—	—	—	—
	3/1/2018	5,319	—	—	10.00	2/29/2028	—	—	—	—
	3/1/2018(1)	—	—	5,319	8.70	2/29/2028	—	—	—	—
	5/12/2020(4)	8,718	6,282	—	20.00	5/11/2030	—	—	—	—
	10/29/2021(2)	—	—	—	—	10/28/2031	7,585	224,971	—	—
Ryan Lanpher	—	—	—	—	—	—	—	—	—	—
Austin Locke	—	—	—	—	—	—	—	—	—	—
Geoff McKay(5)	—	—	—	—	—	—	—	—	—	—
Elizabeth Rafael	7/9/2021(6)	—	50,000	—	23.00	7/8/2031	—	—	—	—
	10/29/2021(2)	—	—	—	—	10/28/2031	7,585	224,971	—	—
Brian Ruder	—	—	—	—	—	—	—	—	—	—
Jill Ward	5/28/2021(7)	—	50,000	—	20.00	5/27/2031	—	—	—	—
	10/29/2021(2)	—	—	—	—	10/28/2031	7,585	224,971	—	—
_______________
(1)Equity awards vest upon achievement of certain Multiple on Invested Capital (MOIC) thresholds, which are calculated by dividing the cash return to our Sponsors by their investment in us, and/or upon the satisfaction of market conditions in connection with achieving a certain per share price in any one or more exit events. Such MOIC thresholds include (i) a change in control in which the purchase price received by our Sponsors would be at least $37.50 per share, or (ii) the date that the trailing 60-trading day volume weighted average price per share is at least $37.50. In the event of a sale by our Sponsors in which the Sponsor sellers receive a per share price of at least $37.50, the awards would be eligible for vesting in the same portion as the proportion of such Sponsors’ sold shares in comparison to their aggregate share ownership. On February 23, 2022, our compensation committee certified partial achievement (77%) of the performance goal for these options based on the offering price in our initial public offering. Our compensation committee amended the performance options so that 77% of the shares underlying the options would be eligible to vest over a three-year period following our initial public offering, of which 33% shall vest on October 27, 2022, and 8.375% shall vest quarterly thereafter. Vesting requires that the grantee remains in continuous service through each vesting date.
(2)This equity award will vest upon the earlier of October 29, 2022 or the Company’s next annual meeting of the stockholders, subject to the recipient remaining in continuous service through each vesting date.

(3)This equity award vests over a period of four years, of which 10,638 options vested on November 1, 2020 and 1/12 of the remaining options vest on each quarterly anniversary thereafter, subject to Ms. Chaffin remaining in continuous service through each vesting date.
(4)This equity award vests over a period of three years, of which 4,950 options vested on March 1, 2021 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Mr. Held remaining in continuous service through each vesting date.
(5)Mr. McKay resigned from our board of directors effective April 14, 2022.
(6)This equity award vests over a period of three years, of which 15,000 options will vest on July 9, 2022 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Ms. Rafael remaining in continuous service through each vesting date.
(7)This equity award vests over a period of three years, of which 15,000 options will vest on May 28, 2022 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Ms. Ward remaining in continuous service through each vesting date.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our board of directors is currently composed of ten members. We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Bruce Chizen, Elizabeth Rafael and Amit Walia currently serve as our Class I directors and are standing for re-election at the Annual Meeting.
At each annual meeting of stockholders, directors of our board of directors will be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation, or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Bruce Chizen, Elizabeth Rafael and Amit Walia as nominees for election as directors at the Annual Meeting. If elected, each of Mr. Chizen, Ms. Rafael, and Mr. Walia will serve as directors until the 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified. Mr. Chizen, Ms. Rafael and Mr. Walia are currently directors of our company. For information concerning the relevant experiences, qualifications, attributes, and skills of the nominee that led our board of directors to recommend that person as a nominee for director, please see the section titled “Board of Directors and Corporate Governance.” Each of Mr. Chizen, Ms. Rafael and Mr. Walia has consented to being named as a nominee in the proxy statement and to continue to serve as a director, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Chizen, Ms. Rafael and Mr. Walia. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the votes cast with respect to the election of directors at the Annual Meeting. A plurality of votes cast means that the director nominees with the greatest number of votes cast “For”, even if less than a majority, will be elected. Because the outcomes of this proposal will be determined by a plurality vote, any shares not voted "For" a particular nominee, whether as a result of choosing to "Withhold" authority to vote or a broker non-vote, will have no effect on the outcome of this election. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on this Proposal 1. Holders of Class B-1 common stock are not entitled to vote on this Proposal 1. Each share of Class A and Class B-2 common stock is entitled to one vote per share. Holders of Class A common stock and Class B-2 common stock may vote “For” the election of all of the director nominees, "Withhold" authority to vote for all such director nominees or vote "For" the election of all such director nominees other than any nominees with respect to whom the vote is specifically "Withheld" by indicating in the space provided on the proxy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed EY, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2022. EY has served as the Company’s independent registered public accounting firm since its formation in 2021, and served as the independent registered public accounting firm for Ithacalux Topco S.C.A. during the previous period in 2021 and 2020.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of EY, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees (in thousands) for professional audit services and other services rendered to our Company and to Ithacalux Topco S.C.A. by EY for our fiscal years ended December 31, 2020 and 2021.

	2020	2021
Audit Fees(1)	$2,285	$6,929
Audit-Related Fees(2)	13	—
Tax Fees(3)	279	359
All Other Fees(4)	6	5
Total Fees	$2,583	$7,293
(1)Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and reviews of our unaudited quarterly consolidated financial statements. This category includes $4.1 million in fees for services incurred in connection with our initial public offering in 2021.
(2)Consists of assurance and related services provided by EY that were related to the performance of the audit or review of our consolidated financial statements and which are not reported above under “Audit Fees”.
(3)Consists of fees for professional services for tax compliance.
(4)Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above which relate to accounting advisory services.

Auditor Independence
In our fiscal year ended December 31, 2021, there were no other professional services provided by EY other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair their independence. All services provided by EY for our fiscal year ended December 31, 2020 and 2021 were pre-approved by our audit committee (prior to adoption of our pre-approval policy). Following adoption of our pre-approval policy in August 2021, all services provided by EY will be pre-approved by our audit committee in accordance with the policy.
Vote Required
The ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 2. Each share of Class A and Class B-1 common stock is entitled to one vote per share. Holders of Class B-2 common stock are not entitled to vote on this Proposal 2. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE
The audit committee of Informatica is a committee of the board of directors that meets the requirements the listing standards of the New York Stock Exchange and the rules and regulations of the SEC, in reliance on the exemptions provided to “controlled companies”. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements. With respect to Informatica’s financial reporting processes, Informatica’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Informatica’s consolidated financial statements. Informatica’s independent registered public accounting firm, EY, is responsible for performing an independent audit of Informatica’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Informatica’s financial statements, as that is a fundamental responsibility of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and EY;
•discussed with EY the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with EY its independence.
Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in Informatica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Elizabeth Rafael (Chair)
Janice Chaffin
Austin Locke

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will make efforts to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion & Analysis—Our Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 3. Each share of Class A and Class B-1 common stock is entitled to one vote per share. Holders of Class B-2 common stock are not entitled to vote on this Proposal 3. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every one year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies, and practices.
Vote Required
The alternative among one year, two years, or three years that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 4. Each share of Class A and Class B-1 common stock is entitled to one vote per share. Holders of Class B-2 common stock are not entitled to vote on this Proposal 4. Abstentions and broker non-votes will have no effect on this proposal.
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years, or three years.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY "ONE YEAR".

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. We had no other executive officers serving at the end of our fiscal year ended December 31, 2021. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Amit Walia	50	Chief Executive Officer and Director
Eric Brown	55	Executive Vice President and Chief Financial Officer
Jitesh Ghai	43	Executive Vice President and Chief Product Officer
John Schweitzer	53	Executive Vice President and Chief Revenue Officer
Ansa Sekharan	51	Executive Vice President and Chief Customer Officer
For Mr. Walia’s biography, see “Nominees for Director.”
Eric Brown. Mr. Brown has served as our Executive Vice President and Chief Financial Officer since July 2018. Prior to joining Informatica, Mr. Brown was Chief Financial Officer for Machine Zone, a private real-time gaming, data and analytics company, from August 2017 to June 2018. Prior to Machine Zone, Mr. Brown served as Chief Financial Officer and Chief Operating Officer at Tanium, an endpoint security and systems management company, from April 2014 to March 2017. Mr. Brown also previously served, from February 2012 to March 2014, as the Chief Financial Officer and Chief Operating Officer of Polycom Inc., an enterprise collaboration business acquired by Plantronics, Inc. in 2018; from April 2008 to February 2012, as the Chief Financial Officer of Electronic Arts Inc., an electronic gaming company; from March 2006 to March 2008, as the Chief Financial Officer and Chief Operating Officer of McAfee Corp., an internet security company; and from January 2005 to March 2006, as the Chief Financial Officer of McAfee. Mr. Brown holds a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.S. in Management from the Massachusetts Institute of Technology Sloan School of Management.
Jitesh Ghai. Mr. Ghai has served in various roles at Informatica since March 2010, most recently as our Executive Vice President and Chief Product Officer. Prior to Informatica, Mr. Ghai served in various leadership roles across engineering, sales and product management, including at 29West Inc., an enterprise software company, from October 2008 until March 2010; at Solace Systems Inc., a real-time data software company, from January 2006 to October 2008; and at Cisco Systems, Inc., a global technology company, from August 2001 to November 2005. Mr. Ghai holds a B.S. with First Class Honors in Electrical Engineering from the University of Waterloo, Ontario, Canada.
John Schweitzer. Mr. Schweitzer has served as our Executive Vice President and Chief Revenue Officer since March 2021. Prior to joining Informatica, Mr. Schweitzer served as Chief Revenue Officer and Executive Board Member of Software AG, an enterprise software company, from November 2018 to January 2021. Prior to Software AG, Mr. Schweitzer served as the President, Americas of Workday, a financial management and human capital management software vendor, from March 2017 to October 2018 and Senior Vice President, Sales of SAP, a software company, from January 2015 to February 2017. Mr. Schweitzer holds a B.S.B.A. in Economics—Finance from Northern Arizona University.
Ansa Sekharan. Mr. Sekharan has served in various roles at Informatica since November 1996, most recently as our Executive Vice President and Chief Customer Officer. In this role, Mr. Sekharan leads our Customer Adoption and Renewal organization, including our Professional Services, Customer Success, Customer Support and Renewals teams. Mr. Sekharan’s teams oversee the entire customer relationship, developing and executing our strategy to help customers realize business value from our products. Mr. Sekharan holds a B.S. in Computer Science from The National Institute of Technology, India and graduated magna cum laude from the University of Tulsa with an M.S. in Computer Science.

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the compensation program and policies for our named executive officers for our fiscal year ended December 31, 2021. The information contained in this Compensation Discussion and Analysis is to be read together with the compensation tables that follow, which provide additional details of the compensation paid to our named executive officers for 2021.
Background
Until recently, our compensation program for our named executive officers ("NEOs") reflected that we were a privately held company. In 2015, the Company was taken private (the "2015 Privatization Transaction"). Following the 2015 Privatization Transaction, we implemented a variety of new strategies to grow our business and develop new products and operations. In preparation for our initial public offering during 2021, we underwent a number of changes, including certain restructuring transactions (the "Restructuring Transactions") that had the effect of reorganizing our corporate structure under a new Delaware corporation rather than Ithacalux Topco S.C.A. ("Ithacalux"), a Luxembourg entity. Our executive compensation program in 2021 was influenced considerably by the changes resulting from the Restructuring Transactions and our initial public offering.
In addition to the descriptions of the key elements of our executive compensation during fiscal year 2021, this Compensation Discussion and Analysis also provides an overview of our compensation philosophy and objectives. That includes an overview of how and why the Compensation Committee arrived at the specific compensation decisions for our NEOs for fiscal year 2021 before and after the Restructuring Transactions. Following the Restructuring Transactions, the Compensation Committee of our board of directors administers our executive compensation program. Unless specifically stated otherwise, references in this Compensation Discussion and Analysis to the Compensation Committee mean the Compensation Committee of the board of directors of Informatica Holdco Inc. with respect to actions taken before the Restructuring Transactions, or to the Compensation Committee of our board of directors with respect to actions taken on or after the Restructuring Transactions. The Restructuring Transactions are described further below under the section titled “Certain Relationships, Related Party and Other Transactions”.
Named Executive Officers
Our NEOs for fiscal year 2021 were:
•Amit Walia, our Chief Executive Officer (CEO);
•Eric Brown, our Executive Vice President and Chief Financial Officer (CFO);
•Jitesh Ghai, our Executive Vice President and Chief Product Officer;
•John Schweitzer, our Executive Vice President and Chief Revenue Officer; and
•Ansa Sekharan, our Executive Vice President and Chief Customer Officer.

Executive Compensation Objectives and Philosophy
Our executive compensation program is designed to support and align with the achievement of our business success and the creation of long-term value for our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following key objectives:
•Provide compensation that attracts, retains and rewards talented executive officers in a highly competitive market;
•Establish a strong link between pay and performance; and
•Promote the close alignment of the interests of our executive officers with those of our stockholders.
We believe this program is in the best interests of and aligned with our stockholders and maximizes the incentives for our executive officers to deliver stockholder value.
Certain key features of our compensation governance and executive compensation program include:
What We Do:
•Independent Compensation Committee Advisers. Our Compensation Committee engages its own compensation consultant to assist with its compensation reviews and to support it in the discharge of its responsibilities.
•Competitive Compensation. Our Compensation Committee conducts an annual review of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes along with other available market data to determine compensation for our executive officers that is competitive and enables us to attract and engage talented executives.
•Significant Portion of Compensation At-Risk. Our executive compensation program is weighted toward performance-based incentive compensation, including compensation subject to pre-established, objective measures of Company financial performance. In addition, as the level of our executives’ seniority increases, generally the portion of compensation that is performance-based also increases.
•Double-Trigger Change in Control Provisions. The change in control severance agreements provided to our senior executives have “double-trigger” provisions that require both a termination of employment without cause or constructive termination of employment during a specified period in relation to a change in control of the Company.
•Risk Analysis. Our compensation programs are structured to avoid inappropriate risk taking by our executives and all employees by having the appropriate pay philosophy, peer group and market positioning to support reasonable business objectives.
What We Don’t Do
•No Golden Parachute Tax Gross-Ups. We do not provide tax reimbursement or “gross-up” payments for any golden parachute excise taxes that are imposed in connection with a change in control of the Company.
•No Hedging or Pledging. In connection with our initial public offering, we adopted policies that prohibit our executives and non-employee directors from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.

•No Special Benefits or Perquisites. We did not provide any special benefits or perquisites to our executive officers in fiscal year 2021 different from or in addition to what is offered on a broad basis to our other employees.
•No Executive Defined Benefit or Retirement Plans. We do not offer supplemental pension arrangements or defined benefit retirement plans or arrangements to our executive officers that are different from or in addition to what is offered on a broad basis to our other employees.
•No Guarantees of Employment. We have no employment agreements with any of our executive officers that guarantee a fixed term of employment, contain extraordinary severance provisions or guarantee base salary increases or bonuses.
Compensation-Setting Process
Role and Authority of the Board and Compensation Committee
Our Compensation Committee, pursuant to its charter, has the authority to oversee our executive compensation program. The Compensation Committee is responsible for reviewing and approving the compensation of our CEO and our other NEOs and members of our executive management team. This includes reviewing and approving performance objectives to which compensation may be subject and administration of the equity compensation plan pursuant to which equity awards may be granted to our executive officers. From time to time, the Compensation Committee, in its discretion, may recommend to the board of directors the decisions to be made and other actions to be taken with respect to our executive officers’ compensation. For example, during 2021, the Compensation Committee recommended, and the board of directors approved, new (or updated) severance arrangements for our named executive officers. The board of directors also approved in 2021 the adoption of our 2021 Equity Incentive Plan, in which our executive officers are eligible to participate.
The Compensation Committee has the authority in its sole discretion to select and hire outside consultants and advisers and to set the compensation to be paid by us to such consultants and advisers.
Role of Compensation Consultant.
In the first quarter of 2021, the Compensation Committee received services from Semler Brossy, a national compensation consulting firm, to provide advice relating to the compensation of our executive officers including peer group compensation data.
Beginning in April 2021, as we prepared for our initial public offering, the Compensation Committee engaged Compensia, a national compensation consulting firm, to provide consulting services with respect to our compensation strategy in the context of our transition from a private to a public company. The Compensation Committee reviewed Compensia’s independence under the applicable SEC rules and NYSE listing standards and determined that the expected services of Compensia did not raise any conflict of interest. These services included assistance in the development of a new compensation peer group and providing other competitive executive compensation market data. With the assistance of Compensia, the Compensation Committee analyzed the compensation structure and compensation levels of our NEOs relative to the compensation data of executives with roles similar to those held by our executives, at companies comprising the new compensation peer group. Compensia also assisted the Compensation Committee with the review of our equity incentive compensation program and market practices for new plans and programs that would be appropriate following our initial public offering.
Role of Management
As a result of his close working relationship with our other executive officers, our CEO is asked by the Compensation Committee periodically to provide his assessment of their performance, including input regarding appropriate levels of various elements of compensation, and recommendations regarding strategic and other business objectives to be established as performance criteria for incentive and performance-based compensation. The Compensation Committee from time to time also requests the input of other members of management, including our CFO, Chief Human Resources Officer and Chief Legal Officer. While the Compensation Committee considers the recommendations of management in determining executive compensation, its decisions are based on its own judgment and the Compensation Committee is not required to follow any such recommendations. None of our NEOs makes any recommendations regarding their own compensation and none of our NEOs is present when their compensation is determined.
Executive Compensation Elements
The compensation of our NEOs consists of the following key elements and for the following primary objectives:

Elements of Compensation	Objectives
Base salary	Retain individual executive officer services, provide financial stability, predictability, and security of compensation for fulfilling core duties; recognize day-to-day contributions; and reward and motivate individual performance.
Annual cash incentive	Motivate and reward executive officers for achievement of pre-established and objective financial goals aligned to annual business objectives that are intended to contribute incrementally and cumulatively to our near and long-term success.
Long-term equity-based incentives	Promote closer alignment between the interests of our executive officers and those of our stockholders and encourage a long-term view on decision-making; and assist in retaining key talent over a longer time horizon. Awards in 2021 were granted as a mix of time-based and performance-based stock options and time-based RSUs. The time-based awards are intended to promote retention and closer alignment with stockholder value. The performance-based awards are made contingent on the achievement of pre-established financial criteria intended to promote our long-term business success.

We consider each of the above elements as critical components of compensation that are necessary to build an effective executive compensation program that attracts, retains and motivates our executive officers, on whom our success depends. In setting these executive compensation elements, the Compensation Committee considers a variety of factors, including:
•The executive’s tenure, skills and experience;
•Assessments of the executive’s individual performance;
•The executive’s responsibilities and criticality of their role at the Company;
•The Company’s overall performance;
•Internal pay equity;
•The impact of the compensation on our stockholders and other stakeholders;
•The costs and other business impacts on us of such compensation;
•The retentive value of the unvested equity awards held by the executive; and
•Competitive labor market pressures and factors relating to recruiting a replacement for the role filled by such executive.
The Compensation Committee determines in its discretion any of these factors as well as any others that it may deem appropriate in determining the compensation for our NEOs. The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula or measure to establish the compensation for our NEOs or in relation to the competitive market data. The Compensation Committee instead relies largely on its members’ experience, knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each NEO and determines compensation accordingly.
Role of Compensation Peer Group and Market Data
In determining the various key elements of compensation for our NEOs, the Compensation Committee develops and approves a peer group from which to derive certain relevant market data to be used to review our executive compensation.
As described above, in mid-2021, the Compensation Committee engaged Compensia as its compensation consultant to assist in preparing us to become a public company. The services of Compensia included a review and evaluation of our existing compensation peer group used by the Compensation Committee and to recommend a new peer group. After analysis and discussion, the Compensation Committee selected and approved a new peer group of 20 companies as a reference to guide its deliberations with respect to NEO compensation for the remainder of fiscal year 2021 and for compensation planning for fiscal year 2022.
The new peer group was developed based on specific criteria including that the companies were U.S.-based, should have annual revenues between approximately $700 million to $2.8 billion, a market capitalization between approximately $3.7 billion and $33 billion, and were classified in any of the following industries: internet services and infrastructure, application software, systems software, communications equipment, or technology hardware, storage and peripherals.
The mid-year 2021-2022 peer group consists of the following companies:

Akamai Technologies, Inc.	ANSYS, Inc.
Arista Networks, Inc.	Aspen Technology, Inc.
Cadence Design Systems, Inc.	Dropbox, Inc.
Dynatrace, Inc.	Fair Isaac Corporation
Fortinet, Inc.	Guidewire Software, Inc.
HubSpot, Inc.	Mandiant, Inc. (formerly FireEye, Inc.)
Nutanix, Inc.	Paycom Software, Inc.
Pegasystems Inc.	PTC Inc.
Splunk Inc.	Teradata Corporation
Zendesk, Inc.	Ziff Davis, Inc. (formerly J2 Global, Inc.)
The determination by the Compensation Committee of this peer group resulted in the removal of the following companies from the prior peer group:

Alteryx, Inc.(1)	Blackbaud, Inc.(3)
Citrix Systems, Inc.(1)	Commvault Systems, Inc.(3)
F5, Inc.(2)	Juniper Networks, Inc.(1)
NETGEAR, Inc.(3)	NetScout Systems, Inc.(3)
Nuance Communications, Inc.(4)	Okta, Inc.(3)
Open Text Corporation(1)	Palo Alto Networks, Inc.(5)
Pure Storage, Inc.(2)	Synopsys, Inc.(5)
Verisign, Inc.(2)
(1) Removed based on revenue size criteria.
(2) Removed based on company-specific considerations affecting comparability.
(3) Removed based on market capitalization size criteria.
(4) Removed following the acquisition of Nuance Communications, Inc. by Microsoft Corp.
(5) Removed based on revenue size and market capitalization size criteria.

The 2021 peer group also resulted in the addition of Aspen Technology, Inc., Dropbox, Inc., Dynatrace, Inc., Fair Isaac Corporation, HubSpot, inc., Ziff Davis, Inc. (formerly J2 Global, Inc.), and Paycom Software, Inc.
Although the Compensation Committee approved such compensation peer group, the Compensation Committee recognized that not all peer groups report data for executives holding positions comparable to each of our NEOs. Accordingly, the Compensation Committee, with the assistance of Compensia, also reviewed with respect to Mr. Ghai’s and Mr. Sekharan’s compensation, broader market data (on an aggregated, and not individualized, basis) obtained by Compensia from the Radford Global Technology Survey for U.S. software companies with revenues between $0.5 billion and $2.99 billion. In the remainder of this Compensation Discussion and Analysis, unless specifically described otherwise, references to our new peer group and any related market data refer to the peer group or supplemental market data as described above in this section under Role of Compensation Peer Group and Market Data.
For the beginning of fiscal year 2021, the Compensation Committee referred to a peer group of 27 companies which was the same as the peer group used by the Compensation Committee during 2020, as follows (the “prior peer group”):

Akamai Technologies, Inc.	Fortinet, Inc.	Open Text Corporation

Alteryx, Inc.	Guidewire Software, Inc.	Palo Alto Networks, Inc.

ANSYS, Inc.	Juniper Networks, Inc.	Pegasystems Inc.

Arista Networks, Inc.	Mandiant, Inc. (formerly FireEye, Inc.)	PTC Inc.

Blackbaud, Inc.	NETGEAR, Inc.	Pure Storage, Inc.

Cadence Design Systems, Inc.	NetScout Systems, Inc.	Splunk Inc.

Citrix Systems, Inc.	Nuance Communications, Inc.	Synopsys, Inc.

Commvault Systems, Inc.	Nutanix, Inc.	Teradata Corporation

F5, Inc.	Okta, Inc.	VeriSign, Inc.
In 2019, as part of our overall preparation for moving towards a potential future public offering and in order to review executive compensation in comparison to prevailing market practices, the Compensation Committee had developed the above prior peer group. The prior peer group was developed based on certain criteria including that companies in the peer group were U.S.-based, had annual revenues between approximately $0.5 billion to $3.0 billion, a market capitalization between approximately $4.0 billion and $24.0 billion, were classified in any of the following industries: internet services and infrastructure, application software, systems software, communications equipment, or technology hardware, storage and peripherals, and were companies for which compensation data was available in the Radford Global Technology Survey. The Compensation Committee considered this prior peer group to be of appropriate size and in similar industries as or competing for similar talent with us. Market data of our prior peer group was used by the Compensation Committee to review the compensation of our CEO, CFO, Chief Customer Officer and other executives in early 2021, including any base salary and target annual bonus opportunity adjustments for NEOs in April 2021, and a stock option grant for Mr. Sekharan in February 2021.
The competitive market data used to establish the compensation for Mr. Schweitzer in connection with his hire in March 2021 consisted of a data set derived from a custom cut of Radford’s Global Technology Survey. The Compensation Committee relied on such broader data given that a smaller peer group set of companies did not provide sufficient comparable information for the role for which Mr. Schweitzer was hired in March 2021. The Compensation Committee also reviewed this broader data set, and other information factors discussed further above, in setting the adjusted base salary and target bonus opportunity for Mr. Ghai effective on January 1, 2021.

The market data from the custom cut of Radford’s Global Technology Survey included information from among the following companies:

Accenture PLC	Commvault Systems, Inc.	MarkLogic Corp.	Red Hat, Inc.
Adobe Inc.	Conduent Inc.	McAfee Corp.	Riverbed Technology, Inc.
Akamai Technologies, Inc.	DataStax, Inc.	Meta Plaforms, Inc. (formerly Facebook, Inc.)	Sage Group plc
Alert Logic Inc.	Dell Technologies Inc.	Micro Focus International PLC	salesforce.com, inc.
Alteryx, Inc.	DocuSign, Inc.	Microsoft Corporation	SAP SE
Amazon.com, Inc.	Dropbox, Inc.	MicroStrategy Incorporated	SAS Institute Inc.
Ansys, Inc.	eBay Inc.	Model N, Inc.	Seagate Technology Holdings Public Limited Company
Apple Inc.	Electronic Arts Inc.	MongoDB, Inc.	ServiceNow, Inc.
Aspen Technology, Inc.	EnterpriseDB Corporation	New Relic, Inc.	Snowflake Inc.
Atlassian Corporation PLC	Flipkart India Private Limited	NortonLifeLock Inc. (formerly Symantec Corporation)	Splunk Inc.
Autodesk, Inc.	General Electric Company	Nuance Communications, Inc.	SugarCRM Inc
Avid Technology, Inc.	Genesys Telecommunications Laboratories, Inc.	Okta, Inc.	Synopsys, Inc.
Barracuda Networks, Inc.	Google Inc./Alphabet Inc.	Open Text Corporation	Tableau Software Inc.
Blackbaud, Inc.	Guidewire Software, Inc.	Oracle Corporation	Talend S.A.
Blackboard Inc.	Hewlett-Packard Enterprise Company	Palo Alto Networks, Inc.	Teradata Corporation
Block, Inc. (formerly Square, Inc.)	Imperva, Inc.	Pegasystems Inc.	TIBCO Software Inc.
Blue Yonder Group, Inc.	Infor (US), Inc.	Progress Software Corporation	Twitter, Inc.
BMC Software, Inc.	Infosys Limited	Proofpoint, Inc.	VeriSign, Inc.
Box, Inc.	International Business Machines Corporation	PTC Inc.	Veritas Technologies LLC
Cadence Design Systems, Inc.	Intuit Inc.	QAD Inc.	VMware, Inc.
Check Point Software Technologies Ltd.	Juniper Networks, Inc.	Qlik Technologies Inc.	Walmart eCommerce
Citrix Systems, Inc.	LinkedIn Corporation	Qubole, Inc.	Wind River Systems Inc.
Cloudera, Inc.	Mandiant, Inc. (formerly FireEye, Inc.)	Quest Software, Inc.	Wipro Limited
Collibra Inc.	MapR Technologies, Inc.	RealPage, Inc.	Workday, Inc.
Xactly Corporation
Target Total Cash Compensation and Target Total Direct Compensation
The Compensation Committee typically reviews competitive market data from its peer group for each member of our executive management team, including our NEOs, during the first quarter of the fiscal year, including their target total direct compensation, consisting of base salary, a target annual cash incentive opportunity and long-term equity incentives. The Compensation Committee considers such peer group data with respect to target total direct compensation, along with various other factors as described further above to make any adjustments to any of the individual components of target total direct compensation for NEOs for an appropriate pay and pay-at-risk composition by executive and job level. In 2021, in addition to the typical review that occurred in the beginning of the year, based on the new compensation peer group as well as the increased responsibilities of our executive officers as we transitioned to become a public company, the Compensation Committee decided to review executive compensation in the fourth quarter of 2021 and made the changes as described below.
Historically, the Compensation Committee believed that the target total cash compensation, consisting of base salary and a target cash bonus opportunity, for our executives generally should be more competitive than, and therefore moderately above, the market 50th percentile of executives in similar roles at companies against which the Company competed in the labor market. This reflected the need to attract talent and retain an experienced leadership team for our transformation following the 2015 Privatization Transaction. The Compensation Committee also considered the illiquid nature of the stock underlying our equity awards at the time as a privately-held technology company operating at a significant scale and with the complexity of mature businesses. The Compensation Committee further considered that target total cash compensation could be expected to have a premium given the applicable risk-reward tradeoffs in that context relative to competing opportunities for executive talent. As the Company transitioned to become a public company, culminating in an initial public offering in October of 2021, the Compensation Committee adjusted its approach given the prospective availability of additional forms of equity awards under its equity incentive programs and liquidity for our common stock. The Compensation Committee also adjusted its assessment of competitive pay positioning requirements in light of the updated compensation peer group. This resulted in an adjustment to the general approach of the Compensation Committee to consider the peer group market 50th percentile as a better reference for target total cash compensation. Nonetheless, the Compensation Committee continued to not rely solely upon any quantitative formula or measure relative to a peer group or competitive market data to establish NEO compensation. The Compensation Committee reviews and refers to peer group and other market data to inform the Compensation Committee of market practices to help ensure that our executive compensation program remains competitive and achieves its recruiting and retention objectives.
Base Salaries
Typically, we conduct our annual performance assessments for executives during the first quarter of the fiscal year and make merit-based adjustments to base salaries that become effective starting in the second quarter of the fiscal year. As noted above, however, as part of and to coincide with the Company’s transition to a public company in 2021, the Compensation Committee conducted an additional review of our executives’ base salaries in the latter part of 2021.
In determining the appropriate base salary adjustments for our NEOs in early 2021, the Compensation Committee reviewed market data provided by Semler Brossy and the other relevant factors as noted above. Each of our NEOs (other than Mr. Schweitzer, who joined in March 2021 and whose base salary was negotiated as part of his new hire compensation package) received an increase in base salary effective April 1, 2021. These base salary increases reflected the Compensation Committee’s assessment of the relevant factors as described above under “Executive Compensation Elements,” including in particular the performance of both the Company and our NEOs in the previous year, as well as expected contributions by each NEO in the coming year. Mr. Ghai’s salary was not adjusted in April 2021 since his salary was increased from $400,000 to $450,000 effective January 1, 2021, in connection with his promotion to his role as Executive Vice President and Chief Product Officer.
As part of the review of compensation in the latter part of 2021 in anticipation of our initial public offering , the Compensation Committee adjusted the base salaries for two of our NEOs, Messrs. Ghai and Sekharan to be effective October 1, 2021. The Compensation Committee recognized that in particular, the base salaries of Messrs. Ghai and Sekharan generally appeared less competitive in comparison to the salaries of executives in similar roles at the publicly-listed companies in the new peer group determined by the committee. The Compensation Committee considered these increases for Messrs. Ghai and Sekharan to be appropriate given their strong ongoing performance as well. These adjustments were also made based on input from Compensia and the Compensation Committee’s revised perspectives on the appropriate overall compensation mix as discussed above relating to target total direct compensation and target total cash compensation. The following table shows the base salary changes that the Compensation Committee approved for our NEOs that became effective in April and October of 2021.

Named Executive Officer	Annual Base Salary at Beginning of Fiscal Year 2021 ($)	Annual Base Salary Effective April 1, 2021 ($)	Annual Base Salary Effective October 1, 2021 ($)
Amit Walia	635,000	700,000	700,000
Eric Brown	578,000	588,000	588,000
Jitesh Ghai(1)	450,000	450,000	550,000
John Schweitzer(2)	—	550,000	550,000
Ansa Sekharan	478,000	483,000	550,000
_______________
(1)Mr. Ghai's base salary was increased from $400,000 to $450,000 effective January 1, 2021.
(2)Mr. Schweitzer joined the Company in March 2021. His base salary upon the commencement of his employment was $550,000, as set forth in his employment offer letter that was negotiated in connection with his hire, and which the Compensation Committee believed was appropriate for recruiting Mr. Schweitzer to join the Company.

Annual Cash Incentives
We maintain an annual cash incentive program, or Corporate Bonus Plan, pursuant to which eligible participants, including our NEOs, have the opportunity to earn cash bonuses based on the achievement of corporate and individual performance during the fiscal year. In connection with each NEO’s participation in the Corporate Bonus Plan, the Compensation Committee determines the target annual bonus opportunity for each NEO.
During the first quarter of 2021, the Compensation Committee determined each NEO’s 2021 target annual bonus opportunity (expressed as a percentage of base salary) based on its review of applicable peer group and other competitive market information, the NEO’s role, tenure, internal pay equity, and other relevant factors as described above under “Executive Compensation Elements.” As a result of this review, the target annual bonus opportunity was increased for Mr. Ghai from 75% to 100% effective on January 1, 2021 to align with his promotion to Executive Vice President, Chief Product Officer. This change was also designed to bring Mr. Ghai’s target annual bonus opportunity to be more competitive in comparison to the Compensation Committee’s assessment of the annual cash incentives paid to executives in similar roles at companies reflected in the custom cut of Radford’s proprietary Global Technology Survey data described further above.
As part of the review of NEO compensation in the latter part of 2021 in anticipation of our initial public offering, the Compensation Committee also reviewed the target annual bonus opportunities of each NEO in relation to the new peer group and the other relevant factors as described further above.
Each NEO had a target bonus opportunity for fiscal year 2021 that was based on a percentage of base salary, as follows:

Named Executive Officer	Fiscal Year 2020 Target Bonus Opportunity as Percentage of Base Salary (%)	Fiscal Year 2020 Target Bonus Opportunity Amount ($)	Fiscal Year 2021 Target Bonus Opportunity as Percentage of Base Salary (%)	Fiscal Year 2021 Target Bonus Opportunity Amount ($)
Amit Walia(1)	115	730,250	130	910,000
Eric Brown(2)	100	578,000	100	588,000
Jitesh Ghai(3)	75	300,000	100	475,000
John Schweitzer(4)	—	—	100	461,098
Ansa Sekharan(5)	90	430,200	100	499,750

_______________
(1)Effective April 1, 2021 Mr. Walia’s target annual bonus opportunity was increased from 115% to 130% and his base salary increased from $635,000 to $700,000.
(2)Effective April 1, 2021 Mr. Brown’s base salary increased from $578,000 to $588,000.
(3)Effective January 1, 2021 Mr. Ghai’s target annual bonus opportunity increased from 75% to 100% and his base salary increased from $400,000 to $450,000. Further on October 1, 2021 his base increased from $450,000 to $550,000. The $475,000 reported in the table represents the actual prorated target annual bonus opportunity for fiscal year 2021.
(4)Mr. Schweitzer joined the Company in March 2021. His target annual bonus opportunity is equal to 100% of his base salary ($550,000) for 2021, his bonus was subject to proration to reflect the portion of the year during which he was employed with the Company. His target annual bonus opportunity was determined as part of his new hire compensation package which the Compensation Committee believed was appropriate in light of the market data reviewed and in order to recruit Mr. Schweitzer to join the Company.
(5)Effective April 1, 2021 Mr. Sekharan’s target bonus opportunity increased from 90% to 100% and his base salary increased from $478,000 to $483,000. Further on October 1, 2021 his base salary increased from $483,000 to $550,000. The $499,750 reported in the table represents the actual prorated target bonus opportunity for fiscal year 2021.
In early 2021, the Compensation Committee approved our 2021 Corporate Bonus Plan. The 2021 Corporate Bonus Plan provided for three corporate performance metrics with equal weighting of each consisting of our pro forma net new bookings ("NNB"), annual recurring revenue ("ARR"), and cash adjusted earnings before interest, tax, depreciation and amortization ("Cash EBITDA"), for 2021, which the Compensation Committee believed were important indicators of our business growth and financial success.
•Proforma NNB represents the annual contract value (“ACV”) for new software contracts, including upsell ACV value on existing and renewed and/or amended software contracts, but excluding professional services, education contracts, maintenance related to perpetual licenses and software renewal orders, and provided further that NNB value for perpetual licenses was weighted at 1x their value and subscription contracts were weighted at 2x their value.
•ARR represents the expected annual billing amounts from all active maintenance and subscription agreements. ARR was calculated based on the contract Monthly Recurring Revenue ("MRR") multiplied by 12. MRR was calculated based on the accounting adjusted total contract value divided by the number of months of the agreement based on the start and end dates of each contracted line item. The aggregate ARR calculated at the end of each reported period represented the value of all contracts that were active as of the end of the period, including those contracts that had expired but were still under negotiation for renewal. We typically allow for a grace period of up to six months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost or inactive.
•Cash EBITDA was determined as Non-GAAP-based EBITDA plus rental income, plus/minus the change in short-term deferral revenue, plus ASC 606 commission expense, less ASC 605 commissions earned expense, less the increase in contract assets. Non-GAAP-based EBITDA was defined as GAAP net loss as adjusted for income tax (benefit) expense, interest income, interest expense, loss on debt refinancing, other income (expense), net, stock-based compensation, amortization of intangibles, equity compensation related payments, one-time fees related to acquisitions, costs related to discrete payments for legal settlements, restructuring costs and executive severance, one-time impairment on restructured facilities, sponsor-related costs and depreciation.
Achievement of each of the corporate performance metrics at their target levels would result in 100% funding of the bonus pool under the 2021 Corporate Bonus Plan. Achievement above or below the target level would result in funding at proportionally greater or less than, respectively, such 100% funding level with respect to such performance metric. Bonuses under the 2021 Corporate Bonus Plan also were subject to adjustment based on assessment of individual performance during the year. Notwithstanding any performance achievement under the 2021 Corporate Bonus Plan, the Compensation Committee

retained full discretion to determine the relative weight ultimately given to each performance metric, or to increase, decrease or eliminate awards under the 2021 Corporate Bonus Plan, as it deemed appropriate.
For fiscal year 2021, the Compensation Committee reviewed our performance against each of the corporate performance metrics under the 2021 Corporate Bonus Plan and determined that such metrics had been achieved at the following levels:

Corporate Performance Metric	Target ($)	Certified Achievement Level ($)	Certified Achievement as Percentage of Target (%)
	(in thousands)
Proforma NNB	542,000	538,651	99.4
ARR	1,332,667	1,360,237	102.1
Cash EBITDA	429,521	437,547	101.9

Following the completion of fiscal year 2021, the Compensation Committee approved the funding of the bonus pool at 101% under the 2021 Corporate Bonus Plan, which reflected the equal weighting of 1/3rd with respect to each corporate performance metric. In determining the weightings for the corporate performance metrics, the Compensation Committee considered primarily the strategic importance of top line achievement for continued business growth, coupled with other key financial indicators of our business success.
As a result of the determination by the Compensation Committee of the funding of the Corporate Bonus Plan for 2021, the following bonuses were paid to our NEOs:

Named Executive Officer	Fiscal Year 2021 Actual Bonus Amount As Percentage of Target Bonus Opportunity (%)	Fiscal Year 2021 Actual Bonus Amount ($)
Amit Walia	101	919,100
Eric Brown	101	593,880
Jitesh Ghai	101	479,750(1)
John Schweitzer	101	465,709(2)
Ansa Sekharan	101	504,748(1)
_______________
(1)Messrs. Ghai and Sekharan’s bonus awards were prorated for January through September based on a base salary of $450,000 and $483,000, respectively, and October through December based on a base salary of $550,000.
(2)Mr. Schweitzer’s bonus award was prorated for the period during which he was employed with the Company during the year due to his hire in March 2021.
Long-Term Equity Incentives
In connection with and following the 2015 Privatization Transaction, Ithacalux established an equity incentive plan, as amended from time to time ("2015 Equity Plan"), pursuant to which eligible employees, including our NEOs, were granted equity awards. In September 2021, our board of directors adopted, and our stockholders approved, our 2021 Equity Incentive Plan, which was established in connection with our initial public offering. Following our initial public offering, equity awards have been granted under our 2021 Equity Incentive Plan, including to our NEOs.
Each equity award granted to our NEOs in 2021 prior to our initial public offering provided the recipient with a right to purchase shareholder interests ("SIs") in Ithacalux. An SI represented one ordinary share of Ithacalux and one share of each series of class A shares of Ithacalux. The 2015 Equity

Plan provided, upon exercise of any options granted under the 2015 Equity Plan, for the participant to contribute the issued SIs to Ithaca MIV LLC ("MIV"), in exchange for an equivalent number of units in MIV. The Restructuring Transactions resulted in the exchange of ten Ithacalux shareholder interests for one share of Class A common stock of Informatica Inc., or one share of Class B-1 common stock and one share of Class B-2 common stock of Informatica Inc, as applicable. Additionally, all outstanding options became exercisable for shares of Class A common stock of Informatica Inc. The descriptions of our executive compensation for fiscal year 2021 reflect the completion of the Restructuring Transactions and corresponding exchange of shareholder interests for shares of common stock.
The Compensation Committee continued to believe for fiscal year 2021 that options continued to be appropriate equity awards under our executive compensation program given that options deliver value to the holder of the award only upon increases in the value of the underlying shares, creating a strong link between the interests of our NEOs and those of our stockholders. Further consistent with our pay for performance philosophy, our NEOs received a mix of options subject to vesting based on continued service ("time-based options") and options subject to vesting based on a combination of continued service and achievement of specified performance goals ("performance-based options"). Generally, the proportion of performance-based options to time-based options increased with the level of seniority based on the Compensation Committee’s philosophy that increased authority, roles and responsibilities enable the executive officer to assert greater influence over our performance and success.
While we have not adopted a formal policy regarding the timing of grants of options and other equity awards, it has been our practice, which we expect to continue, for options to be granted with an exercise price not less than the fair market value of the underlying securities on the date of grant. During our fiscal year 2021, the Compensation Committee approved the grant of options at its scheduled meetings as well as pursuant to written consent.
During the first quarter of 2021, eligible employees, including certain of our NEOs, were granted equity awards under our 2015 Equity Plan. In February 2021, the Compensation Committee approved the grant to Mr. Sekharan of a time-based option to purchase 70,000 shares and a performance-based option to purchase 30,000 shares. These options were granted to him based on a review of his unvested equity award holdings and recognition of his role and strong performance in the prior year and expected contributions in 2021. Mr. Sekharan’s time-based option is scheduled to vest as to 1/4 of the underlying shares approximately one year following the date of grant, and as to 1/8 of the remaining underlying shares quarterly thereafter, in each case subject to his continued service through the applicable vesting date. His performance-based option provides that 100% of the shares subject to the award will vest upon the earlier of certain vesting conditions. These conditions include a multiple of return on our sponsor stockholders’ invested capital or other stockholder events, including (i) a change in control in which the purchase price received by our sponsor stockholders would be at least $37.50 per share, or (ii) the date that the trailing 60-trading day volume weighted average price per share is at least $37.50. In addition, in the event of a sale by our sponsor stockholders in which the sponsor sellers receive a per share price of at least $37.50, his performance-based option would be eligible for vesting in the same portion as the proportion of such sponsor stockholders’ sold shares compared to their aggregate share ownership. Vesting of such performance-based option in all circumstances is contingent upon Mr. Sekharan’s continued service through the applicable vesting date. Historically, following the 2015 Privatization Transaction, we have granted performance-based options with a similar design as Mr. Sekharan’s performance-based option described above. These performance conditions were intended to promote close alignment between the interests of our management team and those of our sponsor stockholders and provide incentives for our executive officers to achieve our transformation following our 2015 Privatization Transaction, including in particular toward successful liquidity outcomes for our stockholders.
In March 2021, the Compensation Committee also approved the grant to Mr. Schweitzer of a time-based option to purchase 560,000 shares and a performance-based option to purchase 240,000 shares. These options were granted to him as new hire awards, which were determined in connection with his joining the Company. In determining the size of the awards to be granted to Mr. Schweitzer, the Compensation Committee considered the highly competitive labor market in which we were recruiting Mr.

Schweitzer among the other factors described above. The Compensation Committee believed the size of the awards was appropriate to recruit Mr. Schweitzer to join the Company. Mr. Schweitzer’s time-based option is scheduled to vest as to 1/3 of the underlying shares in equal installments on a monthly basis over the first year following the date of grant and as to 1/8 of the remaining underlying shares over the next two years, in each case subject to Mr. Schweitzer’s continued service through the applicable vesting date. His performance-based option vests upon satisfaction of generally the same conditions as described above for Mr. Sekharan’s performance-based option, including the continued service requirement.
During the last quarter of 2021, the Compensation Committee, in consultation with Compensia, reviewed the unvested equity holdings of each NEO and the updated peer group market data. As part of such analysis, the Compensation Committee observed that a substantial portion of our NEOs’ options with performance-based vesting requirements may potentially vest in connection with the completion of our initial public offering. In such case, the remaining unvested equity awards held by our NEOs would provide diminished retention incentives. Accordingly, and in order to continue to emphasize aligning our NEO’s compensation with stockholder interests, in September 2021 the Compensation Committee approved new grants of options to purchase shares to our NEOs. These 2021 options were granted under the 2015 Equity Plan with a per share exercise price of $25.40, which the board of directors determined as the fair market value of a share of common stock as of the date of grant.
Effective September 21, 2021, our NEOs received the following equity awards:

Named Executive Officer	Number of Shares Subject to Options (#)
Amit Walia	741,721
Eric Brown	110,172
Jitesh Ghai	110,172
John Schweitzer(1)	—
Ansa Sekharan	150,514
(1) Mr. Schweitzer did not receive equity awards at this time given that he had recently received new hire equity awards earlier in the year.

To encourage long-term retention of our NEOs, the shares subject to these options vest over a period of four years, of which no options are eligible to vest in the first two years after grant, 50% of the shares will vest on October 1, 2024, and the remaining 50% of the shares will vest on October 1, 2025, subject to the recipient's continued service through each vesting date. The options also required that a change in control of the Company or initial public offering (as those terms are defined in the option award agreement) be consummated on or before March 31, 2022. If a change in control of the Company or our initial public offering had not been consummated by such date, then the options would have been canceled and forfeited in their entirety. As a result of our completion of our initial public offering in October 2021, the options became eligible to vest and were not forfeited.
As part of the review by the Compensation Committee during the last quarter of 2021, the Compensation Committee determined to make certain post-IPO equity award grants in the form of restricted stock unit (“RSU”) awards with a mix of time-based and performance-based RSU awards. In considering the mix of equity awards to be granted to our NEOs, the Compensation Committee, in consultation with Compensia, considered various factors, including equity award granting practices of compensation peer group companies. The Compensation Committee also considered that while options provided for greater performance-based incentive given that they result in delivering value only if the fair market value of the shares underlying the options increases, RSU awards tend to provide stronger retentive value as such awards more closely track the value of the underlying shares without reference to any fixed exercise price. The Compensation Committee further considered that performance-based RSU awards can provide substantial incentive to achieve important Company objectives, enhance pay-for-performance and promote closer alignment with stockholder interests.
In November 2021, following the successful completion of the initial public offering, the Compensation Committee determined to grant a mix of RSU awards and performance-based restricted stock unit ("PSU") awards under the 2021 Equity Incentive Plan. The ratio of RSU awards to PSU awards would vary based upon the recipient, with a mix of 50%/50% for our CEO, and 60%/40% for our other NEOs. A greater percentage of PSU awards would be granted to our CEO to particularly encourage performance achievement. It was determined that the PSU awards would be considered by the Compensation Committee for grant in 2022 and would be subject to performance vesting based upon elements of the Company’s 2022 financial plan, to drive achievement of selected performance goals as determined by the Compensation Committee. To deliver near-term liquidity to the NEOs, the time-based RSUs vest ratably over four years, with an initial vesting date of March 3, 2022 and vesting quarterly thereafter.
Effective November 17, 2021, our NEOs received the following time-based RSU equity awards:

Named Executive Officer	Number of Shares Subject to RSU (#)
Amit Walia	366,072
Eric Brown	75,693
Jitesh Ghai	75,693
John Schweitzer	67,200
Ansa Sekharan	68,258
The size of the equity awards to Mr. Walia in 2021 relative to other executive officers was determined by the Compensation Committee in light of, among other factors, the special role of a CEO in driving Company performance, providing greater emphasis on equity compensation to align with shareholder value and the importance of retaining the CEO to pursue longer-term strategies.
In February 2022, the Compensation Committee amended certain performance-based options held by certain of our employees, including each of our NEOs. To reward such performance-based option holders for their extraordinary efforts and success in completing our initial public offering and to provide an incentive for such individuals to remain with us in a competitive labor market, the Compensation Committee certified partial achievement of the performance-based options’ performance goal based on the offering price in our initial public offering. The Compensation Committee amended the performance-based options so that 77% of the shares underlying the performance-based options would be eligible to vest over a three-year period following the initial public offering, of which 33% will be scheduled to vest on October 27, 2022, and 8.375% will be scheduled to vest quarterly thereafter. Vesting requires that the performance option holder remain in continuous service with us through each vesting date. The Compensation Committee did not immediately vest the 77% partial achievement to continue the retention value of the awards over a three-year period, while also recognizing and rewarding management for our successful initial public offering.
Subject to the partial achievement of the performance-based options certified in February 2022, these performance-based options held by our NEOs retain their existing performance vesting conditions, which provide that 100% of the shares subject to the performance-based options will vest upon the earlier of certain vesting conditions. These conditions include a multiple of return on our sponsor stockholders’ invested capital or other stockholder events, including (i) a change in control of the Company in which the purchase price received by our sponsor stockholders would be at least $37.50 per share, or (ii) the date that the trailing 60-trading day volume weighted average price per share is at least $37.50. In addition, in the event of a sale by our sponsor stockholders in which the sponsor sellers receive a per share price of at least $37.50, these performance-based options would be eligible for vesting in the same portion as the proportion of such sponsor stockholders’ sold shares in comparison to their aggregate share ownership. Vesting in all circumstances is contingent upon the NEO’s continuous service through each vesting date.

If the existing performance vesting conditions are achieved before the three-year time-based schedule described above, vesting will occur earlier and notwithstanding the three-year schedule.
These amendments applied to the performance options held by our NEOs as set forth in the following table:

Named Executive Officer	Grant Dates	Amended Options (#)	Exercise Price ($)	Remaining Options Not Amended (#)
Amit Walia	1/24/2017	164,149	8.70	49,032
	3/1/2018	130,900	8.70	39,100
	5/12/2020	462,000	20.00	138,000
Eric Brown	8/1/2018	344,042	11.70	102,766
	5/12/2020	30,030	20.00	8,970
Jitesh Ghai	10/31/2016	11,468	8.70	3,425
	1/24/2017	17,500	8.70	5,227
	10/1/2017	20,135	8.70	6,016
	3/1/2018	57,749	8.70	17,251
	5/12/2020	34,650	20.00	10,350
	12/21/2020	69,300	20.00	20,700
John Schweitzer	3/4/2021	184,800	20.00	55,200
Ansa Sekharan	1/24/2017	91,962	8.70	27,469
	11/1/2017	22,935	8.70	6,852
	3/1/2018	57,749	8.70	17,251
	5/12/2020	69,300	20.00	20,700
	2/17/2021	23,100	20.00	6,900

Distribution Equivalent Rights Bonus Payments
During 2021, our NEOs received cash bonus payments in respect of certain time-based options they held during 2021 in connection with a distribution equivalent rights bonus ("DERB") program established in 2019. Pursuant to this program, in 2019 the Compensation Committee approved DERB payments of $0.13 per share to be paid in cash at the time of vesting to holders of time-based options outstanding as of July 17, 2019. Our board of directors and Compensation Committee believed that enabling option holders to benefit from the bonus program would reaffirm our commitment to supporting the close alignment of the interests of our employees and our stockholders, reward employees, provide liquidity, and act as a retention tool. DERBs generally are paid on a quarterly basis subject to the vesting of the corresponding eligible time-based options. DERBs generally are scheduled to continue to become payable through 2024 assuming continued vesting of the eligible time-based options.

For 2021, our NEOs (with the exception of Mr. Schweitzer who does not hold any DERB-eligible options) received the following amounts of DERBs with respect to the following number of shares subject to their eligible time-based options that vested:

Named Executive Officer	Payment Amount ($)	Number of Shares Subject to Time Options that Vested in Fiscal Year 2021 (#)
Amit Walia	36,833	283,333
Eric Brown	215,745	1,659,574
Jitesh Ghai	36,069	277,455
John Schweitzer	—	—
Ansa Sekharan	30,633	235,639
Employee Benefits and Perquisites
Generally, our NEOs are only eligible to receive the same benefits as our U.S. salaried employees. The Company and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision and disability benefits, a qualified defined contribution retirement benefit plan (or 401(k) plan), and other plans and programs made available to other eligible employees in the applicable country of residence. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive but are not included in the Compensation Committee’s annual determination of the target total direct compensation for each of our NEOs. From time to time, we additionally may provide benefits based on the particular circumstances and any business needs.
We maintain a tax-qualified Section 401(k) retirement savings plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer compensation up to certain limits imposed by the Internal Revenue Code of 1986, as amended ("Code"). We provide matching contributions under the 401(k) plan at 50% of the employee’s annual contribution up to a maximum annual match of $6,000. Employee and employer matching contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The employer matching contributions are administered using a tiered vesting schedule for all employees hired after January 1, 2017 and under age 55.
The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions by employees and income earned on those contributions, are not taxable to employees until withdrawn or distributed from the 401(k) plan. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth Section 401(k) or after-tax plan components.
Our U.S. employees, including our NEOs, are eligible to participate in our health and welfare plans. These plans offer various benefits, including medical, dental, and vision coverage, life insurance, accidental death and dismemberment, disability coverage, health savings accounts, and flexible spending accounts, among others. All employees, including our NEOs, who work 24 or more hours per week are eligible for these benefits. The cost of this coverage is primarily paid for by us, with employees paying a portion of the cost through payroll deductions.
In addition to the above, we reimburse up to $3,000 for an annual physical examination to the extent the physical examination is not covered under our standard health care plans and provide annual membership to an enhanced primary care model of care benefit for each of our executive officers.

Post-Employment Compensation Benefits
Employment of each of our NEOs is on an “at-will” basis. Prior to our initial public offering, we had entered into an executive severance agreement with Messrs. Walia, Brown and Sekharan, pursuant to which such NEOs was eligible to receive compensation and other benefits in connection with certain qualifying terminations of employment, including in connection with a change in control event. On October 7, 2021, our board of directors adopted arrangements for our executive officers, including each of our NEOs, effective as of such approval date, that would provide for payments and benefits upon qualifying terminations of employment, including in connection with our change in control. These new arrangements supersede and replace the prior executive severance agreements for Messrs. Walia, Brown and Sekharan. For additional information regarding these executive severance agreements as in effect in early 2021, please see the section further below titled “Potential Payments Upon Termination or Change in Control.”
Our goal in providing severance payments and benefits is to offer sufficient protection to enable our NEOs to focus their full time and attention on the requirements of our business rather than the potential for an involuntary termination from their respective position. Further, we believe that the severance payments and benefits are necessary to attract and retain our executive officers and that the change in control-related severance payments and benefits are in the best interests of the Company and our stockholders because they help assure the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of an involuntary termination of employment that may result from or in connection with a change in control of the Company.
Accounting and Tax Considerations
We typically have granted stock options in the form of nonstatutory stock options to U.S.-based employees, including our NEOs. Under U.S. federal income tax law, the use of nonstatutory stock options generally enables us to deduct as a compensation expense the ordinary income, if any, recognized by the option holder upon exercise of the stock option.
We also account for the equity compensation awarded to our executive officers and other employees as an expense under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.
Section 162(m) of the Code , generally limits the tax deductibility of compensation by a public corporation paid to any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year beginning after 2016, to the extent that such compensation exceeds $1 million in any tax year. Following our initial public offering, we generally will not be able to take a deduction for any compensation paid to our NEOs annually in excess of $1 million. The Compensation Committee has not adopted a formal policy regarding the tax deductibility of compensation paid to our NEOs.
Equity Plan Clawback Provisions
The 2015 Equity Plan permits us to specify in any award agreement for a participant that his or her rights, payments and benefits with respect to an option granted under the 2015 Equity Plan will be subject to reduction, forfeiture or recoupment upon certain events or as required by law. The award agreements governing the options granted to our NEOs during fiscal year 2021 provide that we will be entitled to terminate the options immediately, including with respect to any vested portions, if the NEO discloses confidential information or violates any agreement with us relating to certain proprietary or confidential information. The option also will terminate immediately, including with respect to any vested portion, if the NEO’s employment is terminated for cause.

Our 2021 Equity Incentive Plan provides that awards granted under it are subject to any clawback policy which we are required to adopt to comply with the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator of our 2021 Equity Incentive Plan also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award granted under such plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The plan administrator further may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of ours (described above) or with applicable laws.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Informatica's Annual Report on Form 10-K for the year ended December 31, 2021.
Compensation Committee
Brian Ruder, Chair
Bruce Chizen
Austin Locke1
Geoff McKay2

This Compensation Committee Report is required by the Securities and Exchange Commission (the “SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

1 Mr. Locke was appointed to our compensation committee effective April 15, 2022.
2 Mr. McKay served on our compensation committee until his resignation from our board of directors on April 14, 2022.

Summary Compensation Table for Fiscal Year 2021

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Amit Walia, Chief Executive Officer	2021	683,750(4)	—	5,754,197	12,073,055	919,100	44,093(5)	19,474,195
	2020	600,750(6)	—	4,828,134	—	775,000	3,920,894(7)	10,124,778
Eric Brown, Executive Vice President and Chief Financial Officer	2021	585,500(8)	—	854,703	2,496,355	593,880	225,356(9)	4,755,794
	2020	572,250(10)	—	386,345	—	578,000	1,615,787(11)	3,152,382
Jitesh Ghai, Executive Vice President and Chief Product Officer	2021	472,917(12)	—	854,703	2,496,355	479,750	42,909(13)	4,346,634
	2020	385,606(14)	—	1,800,932	—	315,000	986,726(15)	3,488,264
John Schweitzer, Executive Vice President and Chief Revenue Officer	2021	458,333(16)	500,000(17)	5,504,976	2,216,256	465,709	1,600(16)	9,146,874
Ansa Sekharan, Executive Vice President and Chief Customer Officer	2021	498,500(19)	—	1,830,217	2,251,149	504,748	38,565(20)	5,123,179
	2020	469,000(21)	—	891,565	—	455,000	3,263,482(22)	5,079,047
_______________
(1)Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of each stock option granted during the fiscal year ended December 31, 2020 and December 31, 2021 respectively, computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Our named executive officers will only realize compensation to the extent the trading price of a share of our Class A common stock is greater than the per share exercise price of such stock options.
(2)Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of each RSU granted during the fiscal year ended December 31, 2020 and December 31, 2021 respectively, computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(3)The amounts reported in this column represent amounts earned by our executive officers pursuant to our 2020 Corporate Bonus Plan and 2021 Corporate Bonus Plan respectively.
(4)Mr. Walia’s annual base salary for the period from January 1, 2021 through March 31, 2021 was $635,000. Effective April 1, 2021, his annual base salary was increased to $700,000.
(5)The amounts reported in this column represent (i) $36,833 in payments pursuant to a distributed equivalent rights bonus, (ii) $6,000 in employer 401(k) contributions received by Mr. Walia in fiscal 2021, and (iii) $1,260 in group life insurance premiums.
(6)Mr. Walia’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $566,500. Effective July 1, 2020, his annual base salary was increased to $635,000.
(7)The amounts reported in this column represent (i) $211,940 in payments pursuant to a distribution equivalent rights bonus, (ii) $3,702,954 in payments pursuant to the repurchase of 246,863 vested options held by Mr. Walia and (iii) $6,000 in employer 401(k) contributions received by Mr. Walia in fiscal 2020.
(8)Mr. Brown’s annual base salary for the period from January 1, 2021 through March 31, 2021 was $578,000. Effective April 1, 2021, his annual base salary was increased to $588,000.
(9)The amounts reported in this column represent (i) $215,744 in payments pursuant to a distribution equivalent rights bonus, (ii) $6,000 in employer 401(k) contributions received by Mr. Brown in fiscal 2021, and (iii) $3,612 in group life insurance premiums.

(10)Mr. Brown’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $566,500. Effective July 1, 2020, his annual base salary was increased to $578,000.
(11)The amounts reported in this column represent (i) $215,745 in payments pursuant to a distribution equivalent rights bonus, (ii) $1,394,042 in payments pursuant to the repurchase of 116,170 vested options held by Mr. Brown and (iii) $6,000 in employer 401(k) contributions received by Mr. Brown in fiscal 2020.
(12)Mr. Ghai’s annual base salary for the period from January 1, 2021 through March 31, 2021 was $450,000. Effective October 1, 2021, his annual base salary was increased to $550,000.
(13)The amounts reported in this column represent (i) $36,069 in payments pursuant to a distribution equivalent rights bonus, (ii) $6,000 in employer 401(k) contributions received by Mr. Ghai in fiscal 2021, and (iii) $840 in group life insurance premiums.
(14)Mr. Ghai’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $371,212. Effective July 1, 2020, his annual base salary was increased to $400,000.
(15)The amounts reported in this column represent (i) $64,610 in payments pursuant to a distribution equivalent rights bonus, (ii) $916,116 in payments pursuant to the repurchase of 61,074 vested options held by Mr. Ghai and (iii) $6,000 in employer 401(k) contributions received by Mr. Ghai in fiscal 2020.
(16)Mr. Schweitzer was hired by the Company in March 2021. Mr. Schweitzer’s annual base salary for the period from March 1, 2021 through December 31, 2021 was $550,000.
(17)This amount represents $500,000 in payment of Mr. Schweitzer’s sign on bonus.
(18)This Amount represents $1,610 in group life insurance premiums for Mr. Schweitzer
(19)Mr. Sekharan’s annual base salary for the period from January 1, 2021 through March 31, 2021 was $478,000. Effective April 1, 2021, his annual base salary was increased to $483,000 and effective October 1, 2021, his annual base salary was increased to $550,000.
(20)The amounts reported in this column represent (i) $30,663 in payments pursuant to a distribution equivalent rights bonus, (ii) $6,000 in employer 401(k) contributions received by Mr. Sekharan in fiscal 2021, and (iii) $1,932 in group life insurance premiums.
(21)Mr. Sekharan’s annual base salary for the period from January 1, 2020 through June 30, 2020 was $460,000. Effective July 1, 2020, his annual base salary was increased to $478,000.
(22)The amounts reported in this column represent (i) $142,906 in payments pursuant to a distribution equivalent rights bonus, (ii) $3,114,576 in payments pursuant to the repurchase of 207,638 vested options held by Mr. Sekharan and (iii) $6,000 in employer 401(k) contributions received by Mr. Sekharan in fiscal 2020.

Grants of Plan-Based Awards in 2021
The following table shows all plan-based awards granted to our named executive officers during fiscal 2021:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number Securities Underlying Options (#)(1)	Exercise or Base price per share of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(b)
Amit Walia	4/1/2021	—	910,000	—	—	—	—	—	—	—	—
	9/21/2021	—	—	—	—	—	—	—	741,721(2)	25.40	5,754,197
	11/17/2021	—	—	—	—	—	—	366,072(3)	—	—	12,073,055
Eric Brown	4/1/2021	—	588,000	—	—	—	—	—	—	—	—
	9/21/2021	—	—	—	—	—	—	—	110,172(4)	25.40	854,703
	11/17/2021	—	—	—	—	—	—	75,693(5)	—	—	2,496,355
Jitesh Ghai	4/1/2021	—	475,000	—	—	—	—	—	—	—	—
	9/21/2021	—	—	—	—	—	—	—	110,172(6)	25.40	854,703
	11/17/2021	—	—	—	—	—	—	75,693(7)	—	—	2,496,355
John Schweitzer	3/4/2021	—	—	—	—	240,000(8)	—	—	—	20.00	2,400,000
	3/4/2021	—	—	—	—	—	—	—	560,000(9)	20.00	3,104,976
	4/1/2021	—	461,098	—	—	—	—	—	—	—	—
	11/17/2021	—	—	—	—	—	—	67,200(10)	—	—	2,216,256
Ansa Sekharan	2/17/2021	—	—	—	—	30,000(8)	—	—	—	20.00	300,000
	2/17/2021	—	—	—	—	—	—	—	70,000(11)	20.00	362,544
	4/1/2021	—	499,750	—	—	—	—	—	—	—	—
	9/21/2021	—	—	—	—	—	—	—	150,514(12)	25.40	1,167,673
	11/17/2021	—	—	—	—	—	—	68,258(13)	—	—	2,251,149
_______________
(a)These awards represent the target amount under the Corporate Bonus Plan determined for Fiscal Year 2021 based on the base salary and target bonus percentage then in effect and any proration applied. Adjustments to base salary and target bonus percentage made in October of 2021 for Messrs. Ghai and Sekharan resulted in a pro-rated target value for fiscal year 2021 of $475,000 and $499,750, respectively. The target bonus for Mr. Schweitzer is pro-rated based on his March 2021 hire.
(b)The amount in this column represents the aggregate grant date fair value of stock and option awards as computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the equity rewards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(1)The equity incentive awards were granted under our 2015 Equity Plan or 2021 Equity Plan.
(2)This equity award vests over a period of four years, of which 370,860 of the shares subject to the option will vest on October 1, 2024 and the remaining 370,861 shares will vest on October 1, 2025, subject to Mr. Walia’s continuous service through each vesting date.
(3)This equity award vests over a period of four years, of which 22,880 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Walia’s continuous service through each vesting date.
(4)This equity award vests over a period of four years, of which 55,086 of the shares subject to the option will vest on October 1, 2024 and the remaining 55,086 shares will vest on October 1, 2025, subject to Mr. Brown’s continuous service through each vesting date.
(5)This equity award vests over a period of four years, of which 4,731 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Brown’s continuous service through each vesting date.
(6)This equity award vests over a period of four years, of which 55,086 of the shares subject to the option will vest on October 1, 2024 and the remaining 55,086 shares will vest on October 1, 2025, subject to Mr. Ghai’s continuous service through each vesting date.

(7)This equity award vests over a period of four years, of which 4,731 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Ghai’s continuous service through each vesting date.
(8)Equity awards vest upon the satisfaction of market conditions in connection with achieving a certain per share price in any one or more exit events.
(9)This equity award vests over a period of three years, of which 15,568 of the shares subject to the option shall vest on each monthly anniversary of the vesting commencement date for the first anniversary of the grant and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Schweitzer remaining in continuous service through each vesting date.
(10)This equity award vests over a period of four years, of which 4,200 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Schweitzer’s continuous service through each vesting date.
(11)This equity award vests over a period of three years, of which 17,501 shares subject to the option vested on February 1, 2022 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.
(12)This equity award vests over a period of four years, of which 75,257 of the shares subject to the option will vest on October 1, 2024 and the remaining 75,257 shares will vest on October 1, 2025, subject to Mr. Sekharan’s continuous service through each vesting date.
(13)This equity award vests over a period of four years, of which 4,266 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Sekharan’s continuous service through each vesting date.

Outstanding Equity Awards at 2021 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021:

		Option Awards*						Stock Awards**
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Amit Walia	11/1/2015	131,818	—		—	10.00	10/31/2025	—	—	—
	11/1/2015	143,181	—		—	8.70	10/31/2025	—	—	—
	1/24/2017	—	—		213,181(1)	8.70	1/23/2027	—		—
	3/1/2018	170,000	—		—	10.00	2/29/2028	—		—
	3/1/2018	—	—		170,000(1)	8.70	2/29/2028	—		—
	5/12/2020	478,125	421,875	(2)	600,000(1)	20.00	5/11/2030	—		—
	9/21/2021(3)	—	741,721		—	25.40	9/20/2031	—		—
	11/17/2021(4)	—	—		—	—	—	366,072		13,537,343
Eric Brown	8/1/2018(5)	373,403	290,426		—	13.00	7/31/2028	—		—
	8/1/2018	—	—		446,808(1)	11.70	7/31/2028	—		—
	5/12/2020	48,343	42,657	(6)	39,000(1)	20.00	5/11/2030	—		—
	9/21/2021(7)	—	110,172		—	25.40	9/20/2031	—		—
	11/17/2021(8)	—	—		—	—	—	75,693		2,799,127
Jitesh Ghai	11/1/2015	9,454	—		—	10.00	10/31/2025	—		—
	11/1/2015	12,727	—		—	8.70	10/31/2025	—		—
	10/31/2016	12,446	—		—	10.00	10/30/2026	—		—
	10/31/2016	—	—		14,893(1)	8.70	10/30/2026	—		—
	1/24/2017	—	—		22,727(1)	8.70	1/23/2027	—		—
	10/1/2017(9)	21,855	9,714		—	10.00	9/30/2027	—		—
	10/1/2017	—	—		26,151(1)	8.70	9/30/2027	—		—
	3/1/2018	51,696	—		—	10.00	2/29/2028	—		—
	3/1/2018	—	—		75,000(1)	8.70	2/29/2028	—		—
	5/12/2020(1)	95,625	84,375	(10)	45,000(1)	20.00	5/11/2030	—		—
	12/21/2020	52,501	157,499	(11)	90,000(1)	20.00	12/20/2030	—		—
	9/21/2021(12)	—	110,172		—	25.40	9/20/2031	—		—
	11/17/2021(13)	—	—		—	—	—	75,693		2,799,127
John Schweitzer	3/4/2021		—		240,000(1)	20.00	3/3/2031	—		—
	3/4/2021(14)	140,112	419,888		—	20.00	3/3/2031	—		—
	11/17/2021(15)	—	—		—	—	—	67,200		2,485,056
Ansa Sekharan	11/1/2015	73,863	—		—	10.00	10/31/2025	—		—
	11/1/2015	39,431	—		—	8.70	10/31/2025	—		—
	1/24/2017	—	—		119,431(1)	8.70	1/23/2027	—		—
	11/1/2017(16)	26,376	11,064		—	10.00	10/31/2027	—		—
	11/1/2017	—	—		29,787(1)	8.70	10/31/2027	—		—
	3/1/2018	75,000	—		—	10.00	2/29/2028	—		—
	3/1/2018	—	—		75,000(1)	8.70	2/29/2028	—		—
	5/12/2020	111,563	98,437	(17)	90,000(1)	20.00	5/11/2030	—		—
	2/17/2021	—	—		30,000(1)	20.00	2/16/2031	—		—
	2/17/2021(18)	—	70,000		—	20.00	2/16/2031	—		—
	9/21/2021(19)	—	150,514		—	25.40	9/20/2031	—		—
	11/17/2021(20)	—	—		—	—	—	68,258		2,524,181

_______________
*    All option awards are for Class A common stock.
**    All stock awards are for Class A common stock. The market values are determined by multiplying (i) the number of shares by (ii) the closing price of our Class A common stock on December 31, 2021 as reported by the NYSE, or $36.98.
(1)Equity awards vest upon achievement of certain MOIC thresholds, which are calculated by dividing the cash return to our Sponsors by their investment in us and/or upon the satisfaction of market conditions in connection with achieving a certain per share price in any one or more exit events. Such MOIC thresholds include (i) a change in control in which the purchase price received by our Sponsors would be at least $37.50 per share, or (ii) the date that the trailing 60-trading day volume weighted average price per share is at least $37.50. In the event of a sale by our Sponsors in which the Sponsor sellers receive a per share price of at least $37.50, the awards would be eligible for vesting in the same portion as the proportion of such Sponsors’ sold shares in comparison to their aggregate share ownership. On February 23, 2022, our compensation committee certified partial achievement (77%) of the performance goal for these options based on the offering price in our initial public offering. Our compensation committee amended the performance options so that 77% of the shares underlying the options would be eligible to vest over a three-year period following our initial public offering, of which 33% shall vest on October 27, 2022 and 8.375% shall vest quarterly thereafter. Vesting requires that the grantee remains in continuous service through each vesting date. See section titled “—Executive Compensation Elements—Long-Term Equity Incentive Compensation.”
(2)This equity award consists of an option to purchase 900,000 shares subject to time-based vesting requirements. The award vests over a period of three years, of which 225,000 options vested on March 1, 2021 and 1/8 of the remaining options vest on each quarterly anniversary thereafter, subject to Mr. Walia remaining in continuous service through each vesting date.
(3)This equity award vests over a period of four years, of which 370,860 of the shares subject to the option will vest on October 1, 2024 and the remaining 370,861 shares will vest on October 1, 2025, subject to Mr. Walia’s continuous service through each vesting date.
(4)This equity award vests over a period of four years, of which 22,880 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Walia’s continuous service through each vesting date.
(5)This equity award vests over a period of five years, of which 165,957 shares subject to the option vested on August 1, 2019 and 1/16 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Brown remaining in continuous service through each vesting date.
(6)This equity award consists of an option to purchase 91,000 shares subject to time-based vesting requirements. The award vests over a period of three years, of which 22,750 shares subject to the option vested on March 1, 2021 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Brown remaining in continuous service through each vesting date.
(7)This equity award vests over a period of four years, of which 55,086 of the shares subject to the option will vest on October 1, 2024 and the remaining 55,086 shares will vest on October 1, 2025, subject to Mr. Brown’s continuous service through each vesting date.
(8)This equity award vests over a period of four years, of which 4,731 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Brown’s continuous service through each vesting date.
(9)This equity award vests over a period of five years, of which 9,714 shares subject to the option vested on October 1, 2018 and 1/16 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.
(10)This equity award consists of 180,000 options subject to time-based vesting requirements. The award vests over a period of three years, of which 45,000 shares subject to the option vested on March 1, 2021 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.
(11)This equity award vests over three years with 52,501 shares subject to the options to vest on December 1, 2021 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Ghai remaining in continuous service through each vesting date.
(12)This equity award vests over a period of four years, of which 55,086 of the shares subject to the option will vest on October 1, 2024 and the remaining 55,086 shares will vest on October 1, 2025, subject to Mr. Ghai’s continuous service through each vesting date.
(13)This equity award vests over a period of four years, of which 4,731 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Ghai’s continuous service through each vesting date.
(14)This equity award vests over a period of three years, of which 15,568 of the shares subject to the option shall vest on each monthly anniversary of the vesting commencement date for the first anniversary of the grant and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Schweitzer remaining in continuous service through each vesting date.

(15)This equity award vests over a period of four years, of which 4,200 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Schweitzer’s continuous service through each vesting date.
(16)This equity award vests over a period of five years, of which 11,064 shares subject to the option vested on November 1, 2018 and 1/16 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.
(17)This equity award vests over a period of three years, of which 52,501 shares subject to the option vested on March 1, 2019 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.
(18)This equity award vests over a period of three years, of which 17,501 shares subject to the option vested on February 1, 2022 and 1/8 of the remaining shares subject to the option vest on each quarterly anniversary thereafter, subject to Mr. Sekharan remaining in continuous service through each vesting date.
(19)This equity award vests over a period of four years, of which 75,257 of the shares subject to the option will vest on October 1, 2024 and the remaining 75,257 shares will vest on October 1, 2025, subject to Mr. Sekharan’s continuous service through each vesting date.
(20)This equity award vests over a period of four years, of which 4,266 of the shares subject to the stock award will vest on March 3, 2022 and 1/16 of the shares subject to the stock award vest on each quarterly anniversary thereafter, subject to Mr. Sekharan’s continuous service through each vesting date.

Option Exercises in 2021
The following table sets forth information regarding options exercised and value realized upon exercise, by our named executive officers during fiscal year 2021:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Amit Walia	—	—
Eric Brown	—	—
Jitesh Ghai	—	—
John Schweitzer	—	—
Ansa Sekharan	60,000	1,002,000(1)
(1)The aggregate value realized is calculated by multiplying (i) the number of shares of common stock acquired upon exercise by (ii) the difference between the fair market value on the date of exercise, September 28, 2021, as determined by the board of directors, or $25.40, and the applicable exercise price of the option, or $8.70. This amount does not represent the actual amount received by Mr. Sekharan as a result of the option exercise.

Potential Payments Upon Termination or Change in Control
We previously entered into an executive severance agreement (or “severance agreement”) with each of Messrs. Walia, Brown, Sekharan, and Schweitzer. These severance agreements have been superseded by our new severance agreements, as described further below. Each severance agreement entered into with Messrs. Walia, Brown, Sekharan and Schweitzer was in effect during the earlier part of 2021 until the named executive officer’s entry into the new severance agreement. Each severance agreement (other than for Mr. Schweitzer) provided that if we terminated the applicable named executive officer’s employment with us for a reason other than “cause” and not due to his death or disability, or he resigns for “good reason,” then he would receive:
•    12 months of salary continuance, and
•    up to 12 months of reimbursements for COBRA premiums.
In the event that such termination occurred during the period beginning three months before, and ending twelve months after, our “change of control” (or change of control period), then with respect to Mr. Schweitzer, he would receive the above severance and, in addition to the above severance, the applicable named executive officer would receive a lump sum cash amount equal to 100% of his annual target bonus (or commissions or variable earnings, as applicable) in effect immediately before the change of control and any portion of his then outstanding options that were subject to service-based vesting (but not vesting based on achievement of performance-based criteria) will accelerate vesting in full.
Any severance payable under a severance agreement was subject to the named executive officer executing a separation agreement and release of claims in our favor as well as a 12-month non-solicitation obligation and a non-disparagement obligation. Each severance agreement also provided that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits.
Under the severance agreements, “cause” generally refers to the applicable named executive officer’s act of dishonesty or fraud in connection with the performance of his responsibilities to us with the intention that such act result in his substantial personal enrichment; his conviction of, or plea of no contest to, a felony; his willful failure (for a reason other than death or disability) to perform his reasonable duties or responsibilities; his material violation or breach of his severance agreement or employee proprietary information and inventions agreement with us; or if such termination is not during the change of control period, his material breach of our human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment. If any of the foregoing events is capable of being cured, the named executive officer will be provided a cure period of 30 days following notice of the event that otherwise would trigger cause.

Under the severance agreements, “change of control” generally refers to, other than as a result of a sale of interests through an underwritten public offering: the direct or indirect sale or other disposition (other than through merger or consolidation) of all or substantially all of the properties and assets of the Company and its subsidiaries; the consummation of any transaction(s) (including any merger, share purchase, recapitalization, redemption, issuance of capital stock or consolidation) the result of which is that any person(s), other than certain of our major shareholders or their affiliates becomes the beneficial owner of a majority of the economic interest in the Company, or any intermediary entity; or any transaction(s) that results in (a) certain of our major shareholders ceasing to be able to elect a majority of the members of our board of directors or (b) the equityholders of the Company immediately before such transaction(s) owning securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction(s) (but excluding any restructuring transactions).
Under the severance agreements, “good reason” generally refers to the occurrence of any of the following without the applicable named executive officer’s express written consent: a material reduction in his position or duties other than a reduction where he assumes similarly functional duties on a divisional or subsidiary basis following a change of control due to our becoming part of a larger entity; a material reduction in base salary other than a one-time reduction of not more than 10% that applies to substantially all of our other executive officers; a material reduction in the aggregate level of benefits made available to the named executive officer, other than a reduction that also is applied to substantially all of our other executive officers; or relocation of more than 35 miles of the named executive officer’s primary place of business for the performance of his duties. In order for a resignation to qualify as for “good reason,” the named executive officer must provide written notice within 60 days of the event that he believes constitutes good reason and we must have failed to cure such good reason condition within 30 days after such notice. In addition, any termination for good reason must occur within 120 days of the occurrence of the acts or omissions constituting the grounds for good reason.
Mr. Ghai did not have any severance agreement with us at the beginning of fiscal year 2021. However, he would have been eligible to receive severance under our customary severance practices in the event of a termination of employment due to our elimination of such employee’s position. Such severance benefits under our customary severance practices would have included four weeks of salary severance for each year of service with us completed prior to such termination, with a minimum of six weeks and maximum of 48 weeks of such salary severance, and payment of the employer portion of COBRA premiums of a period between six and 12 months, with an additional month of COBRA premiums added to the minimum six months for each year of service with us for an employee who has completed seven to 12 years of service prior to such termination.
In October 2021, our board of directors approved new change in control and severance agreements (each, an “executive severance agreement”), pursuant to which each of our NEOs are eligible to receive severance benefits, as specified in the applicable executive severance agreement. These executive severance agreements are designed to attract, retain, and reward senior level employees. Each executive severance agreement generally will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the agreement.
Each executive severance agreement entered into in 2021 with Messrs. Walia, Brown, Ghai, Schweitzer and Sekharan provided that if we terminated the applicable named executive officer’s employment with us for a reason other than “cause” and not due to his death or disability, or he resigns for “good reason,” then he would receive:
•a single lump sum, cash payment equal to 75% of the executive’s salary (or 100% in the case of Mr. Walia),
•up to 12 months of reimbursements for COBRA premiums, and
•extension of the post-termination exercise period of the options held by such executive such that the options would remain exercisable for one year following the date of termination.

In the event that such termination occurred during the period beginning three months before, and ending on the one year anniversary of our “change of control” (or “change in control period”), then instead of the severance benefits described above, the applicable named executive officer would receive a lump sum cash amount equal to 100% of the executive’s salary (or 150% in the case of Mr. Walia) and 100% of his annual target bonus (or commissions or variable earnings, as applicable) in effect immediately before the change in control (or 150% in the case of Mr. Walia). In such event, the NEO would receive up to 12 months of reimbursement for COBRA premiums (or 18 months in the case of Mr. Walia). In addition, the vesting of all outstanding and unvested equity awards of the executive shall accelerate and any portion of his then outstanding equity awards that vest based on achievement of performance-based criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, and the post-termination exercise period for the options held by such executive would be extended to one year following the date of termination.
Any severance payable under the executive severance agreement is subject to the named executive officer executing a separation agreement and release of claims in our favor as well as a 12-month non-solicitation obligation and a non-disparagement obligation. Each executive severance agreement also provided that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his executive severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and therefore would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits. The executive severance agreements do not provide for any Section 280G-related tax gross-up payments from us.
Under the executive severance agreements, “cause” generally refers to the applicable named executive officer’s act of dishonesty or fraud in connection with the performance of his responsibilities to us with the intention that such act result in his substantial personal enrichment; his conviction of, or plea of no contest to, a felony; his willful failure (for a reason other than death or disability) to perform his reasonable duties or responsibilities; his material violation or breach of his executive severance agreement or employee proprietary information and inventions agreement with us; or if such termination is not during the change of control period, his material breach of our human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment. If any of the foregoing events is capable of being cured, the named executive officer will be provided a cure period of 30 days following notice of the event that otherwise would trigger cause.
Under the executive severance agreements, “change of control” generally refers to, a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Acquiring Person”), acquires ownership of the stock of the Company that, together with the stock held by such Acquiring Person, constitutes more than 50% of the total voting power of the stock of the Company, if there is a change in the effective control of the Company when a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment, or a change in the ownership of a substantial portion of the Company’s assets resulting in the Acquiring Person holding 50% or more of the assets of the Company by value.

Under the executive severance agreements, “good reason” generally refers to the occurrence of any of the following without the applicable named executive officer’s express written consent: a material reduction in his position or duties other than a reduction where he assumes similarly functional duties on a divisional or subsidiary basis following a change of control due to our becoming part of a larger entity; a material reduction in base salary other than a one-time reduction of not more than 10% that applies to substantially all of our other executive officers; a material reduction in the aggregate level of benefits made available to the named executive officer, other than a reduction that also is applied to substantially all of our other executive officers; or relocation of more than 35 miles of the named executive officer’s primary place of business for the performance of his duties. In order for a resignation to qualify as for “good reason,” the named executive officer must provide written notice within 60 days of the event that he believes constitutes good reason and we must have failed to cure such good reason condition within 30 days after such notice. In addition, any termination for good reason must occur within 120 days of the occurrence of the acts or omissions constituting the grounds for good reason.
In the event of our change in control, to the extent provisions have not been made for the assumption, continuation or substitution of any of the executive’s outstanding and unvested awards granted under the 2015 Equity Plan, then such portion of such awards will accelerate vesting in full, provided that, with respect to any awards that vest on performance-based criteria, such criteria will be deemed achieved and all other terms and conditions met.
Under our 2015 Equity Plan, “change in control” generally refers to, other than as a result of a sale of interests through an underwritten public offering: the direct or indirect sale or other disposition (other than through merger or consolidation) of all or substantially all of the properties and assets of the Company and its subsidiaries; the consummation of any transaction(s) (including any merger, share purchase, recapitalization, redemption, issuance of capital stock or consolidation) the result of which is that any person(s), other than certain of our major shareholders or their affiliates, becomes the beneficial owner of a majority of the economic interest in the Company, or any intermediary entity; or any transaction(s) that results in (a) certain of our major shareholders ceasing to be able to elect a majority of the members of the board of directors or (b) the equityholders of the Company immediately before such transaction(s) owning securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction(s) (but excluding any restructuring transactions).
The following table describes the potential payments and benefits to each of our named executive officers that were so designated and eligible for severance benefits as of December 31, 2021, for each of Messrs. Walia, Brown, Ghai, Schweitzer and Sekharan, (1) following a termination of employment without cause and other than due to his death or a disability, or his resignation for good reason other than during the change in control period, and (2) following a termination of employment without cause and other than due to the executive officer’s death or a disability, or his resignation for good reason during the change in control period, and in each case based on the severance and change in control provisions described above and based on equity awards outstanding as of December 31, 2021. In addition to the amounts shown in the table below, each named executive officer would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination Outside of Change in Control Period ($)	Involuntary Termination During Change in Control Period ($)
Amit Walia	Salary Severance	700,000	1,050,000
	Bonus Severance	—	1,365,000
	Vesting Acceleration	—	50,314,268
	Continued Coverage of Employee Benefits	450	300
	Total Benefits	700,450	52,729,568
Eric Brown	Salary Severance	441,500	588,000
	Bonus Severance	—	588,000
	Vesting Acceleration	—	23,721,176
	Continued Coverage of Employee Benefits	22,638	22,638
	Total Benefits	464,138	24,919,814
Jitesh Ghai	Salary Severance	412,500	550,000
	Bonus Severance	—	550,000
	Vesting Acceleration	—	14,660,767
	Continued Coverage of Employee Benefits	21,989	21,989
	Total Benefits	434,489	15,782,765
John Schweitzer	Salary Severance	412,500	550,000
	Bonus Severance	—	550,000
	Vesting Acceleration	—	13,689,954
	Continued Coverage of Employee Benefits	22,555	22,555
	Total Benefits	435,055	14,812,509
Ansa Sekharan	Salary Severance	412,500	550,000
	Bonus Severance	—	550,000
	Vesting Acceleration	—	15,804,185
	Continued Coverage of Employee Benefits	22,638	22,638
	Total Benefits	435,138	16,926,740

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders(1)	33,416,446(2)	16.54(3)	30,764,375(4)
(1)Includes the 2015 Equity Plan, the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”). The 2015 Equity Plan was terminated effective October 2021.
(2)Includes 33,416,446 shares subject to options and RSUs that were outstanding as of December 31, 2021 that were issued under the 2015 Equity Plan and the 2021 Plan.
(3)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)As of December 31, 2021, an aggregate of 25,287,975 shares of common stock were available for issuance under the 2021 Plan and 5,476,400 shares were available under the ESPP. The 2021 Plan provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 41,072,800 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2022, the number of shares of Class A common stock available for issuance under the 2021 Plan increased by 13,911,930 shares pursuant to this provision. The ESPP provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 8,214,600 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine and the number of shares available under the ESPP increased by 2,782,386 pursuant to this provision. The increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2022 for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 235,651,390 shares of our Class A common stock, 44,049,523 shares of our Class B-1 common stock, and 44,049,523 shares of our Class B-2 common stock outstanding as of March 15, 2022. We have deemed shares of our Class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 15, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 15, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Informatica, Inc., 2100 Seaport Boulevard, Redwood City, CA, 94063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership						% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Class A shares	%	Class B-1 shares	%	Class B-2 shares	%
Greater than 5% Stockholders:
CPP Investments(2)	73,445,447	31.2%	44,049,523	100.0%	—	—	42%	26.3%
Entities affiliated with Permira Funds(3)	124,945,029	53.0%	—	—	—	—	45%	45%
13381986 Canada Inc.(4)	—	—	—	—	44,049,523	100.0%	—	16%
Executive Officers and Directors:
Amit Walia(5)	1,051,191	*	—	—	—	—	*	*
Eric Brown(6)	517,699	*	—	—	—	—	*	*
Jitesh Ghai (7)	301,128	*	—	—	—	—	*	*
John Schweitzer(8)	190,835	*	—	—	—	—	*	*
Ansa Sekharan(9)	461,988	*	—	—	—	—	*	*
Bruce Chizen(10)	1,294,317	*	—	—	—	—	*	*
Janice Chaffin(11)	44,582	*	—	—	—	—	*	*
Gerald Held(12)	340,824	*	—	—	—	—	*	*
Ryan Lanpher(13)	124,945,029	53.0%	—	—	—	—	44.7%	44.7%
Austin Locke	—	—	—	—	—	—	—	—
Elizabeth Rafael(14)	—	—	—	—	—	—	—	—
Brian Ruder(13)	124,945,029	53.0%	—	—	—	—	44.7%	44.7%
Jill Ward(15)	—	—	—	—	—	—	—	—
All current executive officers and directors as a group (13 persons)(16)	129,147,593	54.1%	—	—	—	—	46.2%	46.2%
*    Represents holdings of less than 1% of any class of our common stock.
(1)     Does not include the right to vote on the election or removal of our directors.
(2)    Investment and voting power with regard to shares held by CPP Investments rests with Canada Pension Plan Investment Board. John Graham is the President and Chief Executive Officer of Canada Pension Plan Investment Board and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of common stock beneficially owned by Canada Pension Plan Investment Board. Mr. Graham disclaims beneficial ownership over any such shares. The address of Canada Pension Plan Investment Board is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.
(3)     Includes (i) 64,995,012 shares of Class A common stock held by EvomLux S.a` r.l. and (ii) 59,950,017 shares of Class A common stock held by Ithaca L.P. Permira V L.P.2 is the controlling shareholder of EvomLux S.a` r.l. Permira V L.P.2 acts through its general partner, Permira V GP L.P., which acts through its general partner, Permira V GP Limited. Permira V GP Limited’s board of directors consists of Christopher Crozier, Alistair Boyle, Julie Preece, Simon Holden and Nigel Carey. Permira V GP Limited has indirect voting and investment power over the shares held by EvomLux S.a` r.l. Each of Thomas Lister, Christopher Crozier, Alistair Boyle, Julie

Preece, Simon Holden and Nigel Carey are directors of Permira V GP Limited, and as such, may participate in decisions regarding Permira V GP Limited’s exercise of voting and investment power in respect of the shares of our Class A common stock held of record by EvomLux S.a` r.l., but each disclaims beneficial ownership of such shares. Ithaca L.P. acts through its general partner, Ithaca G.P. Limited, and the directors of Ithaca G.P. Limited are Ryan Lanpher, Nigel Carey and Julie Preece. Each of Ryan Lanpher, Nigel Carey and Julie Preece are directors of Ithaca G.P. Limited, and as such, may participate in decisions regarding Ithaca G.P. Limited’s exercise of voting and investment power in respect of the shares of our Class A common stock held of record by Ithaca L.P., but each disclaims beneficial ownership of such shares. Messrs. Lanpher and Ruder are affiliated with the Permira Funds but disclaim ownership of the securities reported by the Permira Funds. The address of each the foregoing persons is c/o Permira Advisers LLC, 3000 Sand Hill Road, Building 1, Suite 170, Menlo Park, California 94025.
(4)     Represents shares of our Class B-2 common stock directly held by 13381986 Canada Inc., a wholly owned subsidiary of Stephen Donovan, who is unaffiliated with CPP Investments. 13381986 Canada Inc. has agreed not to vote or transfer any shares of Class B-2 common stock held by it except as directed by CPP Investments, and accordingly, CPP Investments may be deemed to beneficially own such shares held by 13381986 Canada Inc. for purposes of Section 13(d) of the Exchange Act. See footnote (2) for information regarding CPP Investments.
(5)     Includes (i) 43,692 shares of Class A common stock held of record by Mr. Walia and (ii) 1,007,499 shares of Class A common stock underlying stock options held by Mr. Walia that have vested or will vest within 60 days of the Beneficial Ownership Date.
(6)     Includes (i) 4,444 shares of Class A common stock held of record by Mr. Brown and (ii) 513,255 shares of Class A common stock underlying stock options held by Mr. Brown that have vested or will vest within 60 days of the Beneficial Ownership Date.
(7)     Includes (i) 3,405 shares of Class A common stock held of record by Mr. Ghai and (ii) 297,723 shares of Class A common stock underlying stock options held by Mr. Ghai that have vested or will vest within 60 days of the Beneficial Ownership Date.
(8)     Includes (ii) 4,019 shares of Class A common stock held of record by Mr. Schweitzer and (ii) 186,816 shares of Class A common stock underlying stock options held by Mr. Schweitzer that have vested or will vest within 60 days of the Beneficial Ownership Date.
(9)     Includes (i) 86,471 shares of Class A common stock held of record by Mr. Sekharan and (ii) 375,517 shares of Class A common stock underlying stock options held by Mr. Sekharan that have vested or will vest within 60 days of the Beneficial Ownership Date.
(10)    Includes (i) 300,000 shares of Class A common stock held of record by Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009, of which Mr. Chizen is a trustee, and (ii) 614,583 shares of Class A common stock held of record by The Gail Chizen 2009 Irrevocable Trust, dated January 24, 2009, of which Mr. Chizen is a trustee, and (ii) 379,734 shares of Class A common stock underlying stock options held by Mr. Chizen that have vested or will vest within 60 days of the Beneficial Ownership Date.
(11)    Includes (i) 17,985 shares of Class A common stock held of record by Ms. Chaffin and (ii) 26,597 shares of Class A common stock underlying stock options held by Ms. Chaffin that have vested or will vest within 60 days of the Beneficial Ownership Date.
(12)    Includes (i) 150,000 shares of Class A common stock held of record by Mr. Held and (ii) 190,824 shares of Class A common stock underlying stock options held by Mr. Held that have vested or will vest within 60 days of the Beneficial Ownership Date.
(13)    Consists of shares held by the Permira Funds disclosed in footnote (3) above. Mr. Lanpher is affiliated with the Permira Funds and Mr. Ruder is a member of the investment committee of the Permira Funds, but each disclaims any beneficial ownership except to the extent of any pecuniary interest therein.
(14)    Ms. Rafael became a member of our board of directors in July 2021. Ms. Rafael does not hold any outstanding shares of our capital stock or any shares underlying stock options that will vest within 60 days of the Beneficial Ownership Date.
(15)    Ms. Ward became a member of our board of directors in May 2021. Ms. Ward does not hold any outstanding shares of our capital stock or any shares underlying stock options that will vest within 60 days of the Beneficial Ownership Date.
(16)    Includes 2,977,965 shares of Class A common stock underlying stock options that have vested or will vest within 60 days of the Beneficial Ownership Date held by our current executive officers and directors as a group.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or exceeds $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Restructuring Transactions
In October 2021, we participated in certain transactions, which collectively had the effect of reorganizing our corporate structure so that the top-tier entity in our corporate structure is a Delaware corporation rather than a Luxembourg société en commandite par actions (the Restructuring Transactions).
In connection with the Restructuring Transactions, the Sponsors contributed their interests in Ithacalux to Informatica Inc. in exchange for an aggregate of 288,867,682 shares of our common stock of which 200,768 shares were Class A common stock, 44,049,523 shares were Class B-1 common stock and 44,049,523 shares were Class B-2 common stock. The number of shares of Class A common stock and Class B-1 and Class B-2 common stock issued in connection with the Restructuring Transactions was determined in accordance with the applicable provisions of the contribution agreement. We issued such number of shares of Class B-1 common stock and B-2 common stock as was necessary to facilitate CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act that restrict CPP Investments from directly or indirectly investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of the corporation. For more information on the shares of Class B-2 common stock subject to such regulations, please read footnotes (2) and (4) to the table in the section titled “Principal Stockholders.”
Following the Restructuring Transactions, Informatica Inc. indirectly holds all the property and assets of Ithacalux and assumes all of the debts and obligations of Ithacalux. Informatica Inc. is governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws.
Transaction and Monitoring Fee Agreement
In 2015, Informatica was taken private in the 2015 Privatization Transaction led by our Sponsors. In connection with such transaction, we entered into a Transaction and Monitoring Fee Agreement with Permira, certain of its affiliates, and CPPIB Equity Investments Inc. (CPPIB), an affiliate of CPP Investments, pursuant to which certain affiliates of the Sponsors have provided certain services to us, including monitoring, management, advisory and consulting services, in exchange for an annual advisory fee of $2.0 million, allotted equally between CPPIB and Permira. Additionally, pursuant to the Transaction and Monitoring Fee Agreement, we agreed to reimburse certain affiliates of the Sponsors for certain reasonable out-of-pocket expenses incurred in connection with the performance of their obligations thereunder. In 2021, we have incurred $1.6 million, under the Transaction and Monitoring Fee Agreement. The Transaction and Monitoring Fee Agreement terminated upon the completion of the IPO. Mr. Chizen, a member and the chair of our board of directors, is a Senior Adviser to Permira and Operating Partner for Permira Growth Opportunities, an affiliate of Permira. Ryan Lanpher, a member of our board of directors, is a Partner of Permira. Brian Ruder, a member of our board of directors, is co-head of Permira’s Technology investing sector, a member of Permira’s Executive Committee, and co-chair of the Permira VII Investment Committee. Austin Locke, a member of our board of directors, is

Managing Director of CPP Investments and leads the North American technology investing efforts in the Direct Private Equity group of CPP Investments. Geoff McKay, was a former member of our board of directors and nominee by CPP Investments.
Commercial Arrangements
In September 2016, we entered into a license and services agreement with CPP Investments, pursuant to which we sold our software under a perpetual license and provided ongoing support and product updates to CPP Investments. For 2021, CPP Investments paid $44,000 for these items.
Separation Agreements
During 2020, we entered into separation agreements with Anil Chakravarthy, our former chief executive officer, and Tracey Newell, our former chief revenue officer. In connection with these separation agreements, we paid a total of $4.7 million during 2021 under these agreements.
Stockholders Agreement
We have entered into a stockholders agreement with our Sponsors and their affiliates in connection with our initial public offering. The stockholders agreement governs certain nomination rights with respect to our board of directors.
Under the stockholders agreement and subject to our amended and restated certificate of incorporation and amended and restated bylaws, and applicable law, for so long as a Sponsor owns or holds of record, directly or indirectly, in the aggregate at least 15% of the Company’s outstanding shares of our Class A and Class B-1 common stock, the following actions will require the affirmative vote of each such Sponsor:
• any changes to the size of our board of directors;
• any termination, appointment or replacement of our Chief Executive Officer;
• any transactions that would result in a change in control;
• any acquisitions, dispositions or the incurrence of indebtedness over $300 million; and
• any changes in the Corporate Opportunity provisions in our amended and restated certificate of incorporation.

Registration Rights Agreement
We have entered into a registration rights agreement with our Sponsors and their affiliates in connection with our initial public offering. The registration rights agreement provides our Sponsors certain registration rights whereby our Sponsors can require us to register under the Securities Act shares of Class A common stock, including shares issuable to them upon exchange of their shares of Class B-1 common stock.
Limitation of Liability and Indemnification of Officers and Directors
We have adopted an amended and restated certificate of incorporation which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
• any breach of their duty of loyalty to our company or our stockholders;
• any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
• any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, have adopted amended and restated bylaws, which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties.

They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement entered into in connection with our initial public offering, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Arrangements
From time to time, certain of our Sponsors and/or their affiliates have entered into, and may continue to enter into, arrangements with us to use our products and services. We believe that all such arrangements have been entered into in the ordinary course of business and have been negotiated on commercially reasonable terms.

Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (ii) the extent of the related person’s interest in the transaction, (iii) whether there are business reasons for the Company to enter into the related person transaction, (iv) whether the related person transaction would impair the independence of an outside director, including the ability of any director to serve on the compensation committee of the Company’s board of directors, and (v) whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee, other than an executive officer or director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s annual revenues and that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (iv) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee, other than an executive officer or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction in which the related person’s interest arises solely from beneficially owning the Company’s common stock if all the Company’s stockholders receive the same benefit on a pro rata basis, and (vi) any indemnification or advancement of expenses made pursuant to the company’s amended and restated certificate of incorporation or amended and restated bylaws or pursuant to any agreement.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2021, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements.
Fiscal Year 2021 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2021 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.informatica.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Informatica Inc., Attention: Corporate Secretary, 2100 Seaport Boulevard, Redwood City, CA 94063.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the Notice or the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Redwood City, California
April 26, 2022

INFORMATICA INC.
2100 SEAPORT BOULEVARD
REDWOOD CITY, CALFORNIA 94063

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INFA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D82656-P68055 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFORMATICA INC.

The Board of Directors recommends you vote FOR the following director nominees:

	For All	Withhold All	For All Except
1. Election of Class I Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Bruce Chizen
02) Elizabeth Rafael
03) Amit Walia

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote One Year on the following proposal:

	One Year	Two Years	Three Years	Abstain
4. Advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10K are available at www.proxyvote.com.

D82657-P68055

INFORMATICA INC.
Annual Meeting of Stockholders
June 14, 2022 8:30 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Eric Brown and Bradford Lewis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INFORMATICA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM PDT on June 14, 2022, virtually at www.virtualshareholdermeeting.com/INFA2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side